UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
FORM 11-K
(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2012
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Commission file number 000-12477
AMGEN RETIREMENT AND SAVINGS PLAN
(Full title of the plan)
AMGEN INC.
(Name of issuer of the securities held)

One Amgen Center Drive,	91320-1799
Thousand Oaks, California	(Zip Code)
(Address of principal executive offices)

Amgen Retirement and Savings Plan
Audited Financial Statements
and Supplemental Schedules

Years Ended December 31, 2012 and 2011

Report of Independent Registered Public Accounting Firm
Amgen Inc., as Named Fiduciary, and the Plan Participants of the
Amgen Retirement and Savings Plan
We have audited the accompanying statements of net assets available for benefits of the Amgen Retirement and Savings Plan (the Plan) as of December 31, 2012 and 2011, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Plan’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2012 and 2011, and the changes in its net assets available for benefits for the years then ended, in conformity with U.S. generally accepted accounting principles.
Our audits were conducted for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedules of assets (held at end of year) and loans or fixed income obligations in default or classified as uncollectible as of December 31, 2012, and assets (acquired and disposed of within year) and delinquent participant contributions for the year then ended, are presented for purposes of additional analysis and are not a required part of the financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. Such information is the responsibility of the Plan’s management. The information has been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.
/s/ ERNST & YOUNG LLP
Los Angeles, California
June 14, 2013

Amgen Retirement and Savings Plan
Statements of Net Assets Available for Benefits

	December 31
	2012	2011
Assets
Investments at fair value	$3,093,390,877	$2,565,375,263
Notes receivable from participants	42,523,718	41,582,977
Other, including due from broker	1,071,309	15,455,227
Total assets	3,136,985,904	2,622,413,467
Liabilities
Other, including due to broker	2,490,209	3,654,915
Total liabilities	2,490,209	3,654,915
Net assets reflecting investments at fair value	3,134,495,695	2,618,758,552
Adjustment from fair value to contract value for interests in fully benefit-responsive investment contracts	(9,277,446)	(9,442,892)
Net assets available for benefits	$3,125,218,249	$2,609,315,660
See accompanying notes.

Amgen Retirement and Savings Plan
Statements of Changes in Net Assets Available for Benefits

	Year Ended December 31
	2012	2011
Additions to (deductions from) net assets:
Employer contributions	$155,218,207	$163,543,169
Participant contributions	131,980,807	129,944,790
Rollover contributions	11,686,616	7,685,837
Interest and dividend income	40,671,569	32,884,344
Net realized/unrealized gains (losses)	381,079,241	(72,286,657)
Interest income on notes receivable from participants	1,830,249	1,904,717
Benefits paid	(200,062,951)	(148,072,323)
Investment and administrative fees	(6,501,149)	(6,265,134)
Net increase	515,902,589	109,338,743
Net assets available for benefits at beginning of year	2,609,315,660	2,499,976,917
Net assets available for benefits at end of year	$3,125,218,249	$2,609,315,660
See accompanying notes.

Amgen Retirement and Savings Plan
Notes to Financial Statements
December 31, 2012
1. Description of the Plan
The following description of the Amgen Retirement and Savings Plan (the Plan) provides only general information. Participants should refer to the Plan document for a more complete description of the Plan’s provisions.
General
The Plan was established effective April 1, 1985 and was most recently amended and restated effective January 1, 2012 and subsequently amended, with the most recent amendment adopted on November 2, 2012. The Plan is a defined contribution plan covering substantially all domestic employees of Amgen Inc. (the Company or Amgen) and participating subsidiaries. The Plan, as amended, is intended to qualify under sections 401(a) and 401(k) of the Internal Revenue Code of 1986 (the Code) (see Note 5, Income Tax Status) and section 407(d)(3)(A) of the Employee Retirement Income Security Act of 1974 (ERISA).
Contributions
Subject to certain limitations (as defined in the Plan), participants may elect to contribute up to 30% of their eligible compensation in pre-tax contributions, Roth contributions (in accordance with the Code), after-tax contributions or a combination of these types of contributions. A participant’s combined pre-tax contributions and Roth contributions (exclusive of catch-up contributions discussed below) are subject to Internal Revenue Service (IRS) and Plan limits and could not exceed a maximum of $17,000 in 2012 and $16,500 in 2011. Participant after-tax contributions are subject to IRS and Plan limitations and could not exceed a maximum of $8,000 in 2012 and 2011. Unless an employee has voluntarily enrolled in the Plan or has declined to participate in the Plan within the first 30 days of employment, all newly eligible participants are automatically enrolled in the Plan and contributions equal to 5% of their eligible compensation are withheld and contributed to the Plan as pre-tax contributions; such contributions are automatically increased by 1% per year until their contributions reach 10% of their eligible compensation. Participants may elect to adjust, cease or resume their contributions at any time.
Participants who are at least age 50 by the close of the Plan year may also elect to make certain additional contributions, referred to as catch-up contributions, that are subject to IRS and Plan limitations and could not exceed $5,500 in 2012 and 2011. Catch-up contributions may be made as pre-tax contributions, Roth contributions or a combination of these types of contributions. Participants may also contribute pre-tax, Roth and after-tax amounts representing distributions from certain other retirement plans qualified in the United States or certain individual retirement accounts (IRAs), referred to as rollover contributions (as defined in the Plan).

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)

1. Description of the Plan (continued)
Contributions (continued)
Each pay period, the Company makes a non-elective contribution for all eligible participants, whether or not they have elected to make contributions to the Plan, equal to 5% of each participant’s eligible compensation (Core Contributions). In addition, the Company makes a contribution equal to amounts contributed by the participant as pre-tax contributions or Roth contributions, including such contributions designated as catch-up contributions, of up to 5% of eligible compensation (Matching Contributions).
Also, the Company can, in its discretion, make a special non-elective contribution on behalf of a participant who is in his or her initial year of employment with the Company and who could not make the maximum participant contribution permitted under the Plan because in the same Plan year he or she previously made pre-tax salary deferrals under a prior unrelated employer’s qualified plan.
Participants select the investments in which their contributions, including their Core Contributions and Matching Contributions (collectively, Company Contributions), are to be invested, electing among various alternatives, including Amgen Inc. common stock (Amgen stock). Participants may direct a maximum of 20% of contributions to be invested in Amgen stock. In addition, participants may transfer amounts among the investment options at any time, subject to certain limitations. Notwithstanding the foregoing, if 20% or more of the value of a participant’s Plan account is invested in Amgen stock, no transfers from other investment options can be made to invest in Amgen stock.
The accounts of participants who had never made an investment election are allocated to investments under a qualified default investment alternative which is intended to be compliant with ERISA regulations. At any time participants may elect to alter the investments in their accounts made under a qualified default investment alternative.
Vesting
Participants are immediately vested with respect to their contributions, Company Contributions, and earnings and losses (hereafter referred to as “earnings”) thereon.
Participant Accounts
Each participant’s account is credited with: (a) the participant’s contributions, (b) an allocation of Company Contributions and (c) earnings. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s account.

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)

1. Description of the Plan (continued)
Plan Investments
Participants can invest in any of 14 different asset classes as well as Amgen stock or may actively manage their account under a self-directed brokerage arrangement in which a wider array of investment options are available. The value of an investment in an asset class is determined by its underlying investment vehicles which may include one or more of the following: mutual funds, collective trust funds and portfolios which are separately managed exclusively for the benefit of Plan participants and their beneficiaries (separately managed portfolios). The separately managed portfolios invest in various types of assets, including publicly traded common and preferred stocks, fixed income securities, collective trust funds and investment contracts. The asset classes are designed to provide participants with choices among a variety of investment objectives.
Payments of Benefits
Subject to Plan limitations, upon termination of employment, including termination due to disability (as defined in the Plan) or retirement, participants may elect to receive an amount equal to the value of their account balance in (a) a single payment in cash, (b) a single distribution in full shares of Amgen stock (with any fractional shares paid in cash), (c) a single distribution paid in a combination of cash and full shares of Amgen stock, (d) cash installments, or (e) a rollover distribution to an eligible retirement plan. If a participant dies before receiving the value of his or her account balance, the participant’s beneficiary may elect to receive the distribution of remaining funds from among the alternatives described above, subject to certain Plan limitations.

Subsequent to termination of employment, participants may also elect to maintain their vested account balance in the Plan, provided that their account balance is greater than $1,000.
Certain restrictions apply to withdrawals from the Plan while a participant continues to be employed by the Company.
Amgen Stock Dividends
Participants that invest in Amgen stock may elect to receive distributions of cash with respect to dividends the Company pays on Amgen stock or reinvest such dividends to acquire additional shares of Amgen stock.

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)

1. Description of the Plan (continued)
Notes Receivable from Participants
Subject to certain restrictions, a participant can have up to two loans outstanding at any one time from his or her Plan account with a combined maximum loan amount which may not exceed the lesser of (a) 50% of the participant’s account balance (exclusive of amounts related to Roth contributions and earnings thereon) or (b) $50,000 less certain adjustments, as applicable (as defined in the Plan). A participant’s loan is secured by his or her Plan account balance. Loans made prior to July 1, 2003 bear interest at fixed rates based on the average borrowing rates of certain major banks. Loans made on or after July 1, 2003 bear interest at fixed rates which, until changed by the Company, are based on the prime rate plus one percentage point as published in The Wall Street Journal determined as of the last day of the calendar quarter preceding origination or such other rate as may be required by law. Loans are generally payable in installments over periods of up to five years, unless the loan is used to acquire a principal residence for which the term of the loan may be up to 20 years. Principal and interest payments are allocated to the participant’s account.
Plan Termination
Although it has not expressed any intent to do so, the Company has the right under the Plan to terminate the Plan subject to the provisions of ERISA. Upon termination, participants would receive distributions of their account balances.
Trustees
Bank of America, N.A. and The Northern Trust Company are the Plan’s co-trustees.

2. Summary of Significant Accounting Policies
Basis of Accounting
The accompanying financial statements are prepared on the accrual basis of accounting.
Fair Value Measurement
The investments of the Plan are reported at fair value. Fair value is generally defined as the price that would be received to sell an asset or paid to transfer a liability (the exit price) in an orderly transaction between market participants at the measurement date (see Note 3, Fair Value Measurements).

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)
Investment Income and Losses
Dividend income is recognized on the ex-dividend date and interest income is recorded on an accrual basis. Unrealized gains and losses on investments are measured by the change in the difference between the fair value and cost of the securities held at the beginning of the year (or date purchased if acquired during the Plan year) and the end of the year. Realized gains and losses from security transactions are recorded based on the weighted-average cost of securities sold.
Fully Benefit-Responsive Investment Contracts
The Plan holds units of collective trust funds that have investments in fully benefit-responsive investment contracts. In addition, the Plan directly invests in such contracts in the form of security-backed contracts, discussed below. Such contracts held directly or indirectly by a defined contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate qualified transactions related to these investments. The Statements of Net Assets Available for Benefits present these contracts at fair value with an adjustment to contract value. The Statements of Changes in Net Assets Available for Benefits are prepared on a contract value basis.
As of December 31, 2012 and 2011, the Plan had three and two security-backed contracts, respectively, which are fully benefit-responsive investment contracts, including wrapper contracts and an insurance separate account contract. These contracts are backed by the Plan’s ownership interests in collective trust funds that invest in fixed income securities and the separate accounts of the insurance company that issued the contract which are comprised of fixed income securities. As of December 31, 2012, the issuers of the security-backed contracts all had minimum credit ratings of A- or equivalent by Standard & Poor’s, Moody’s Investor Services, Inc. and A.M. Best Company. The issuers of the Plan’s security-backed contracts credit the Plan with stated rates of interest, and the issuers guarantee that all qualified participant withdrawals related to the contracts will be at contract value, except as discussed below. The crediting rates provide for realized and unrealized gains and losses on the underlying assets to be amortized over the expected duration of the underlying investments through adjustments to the future interest crediting rates rather than being reflected immediately in the net assets of the Plan. The interest crediting rates of the security-backed contracts are primarily based on the current yield to maturity of the underlying investments plus or minus amortization of the difference between the contract value and fair value of the underlying investments over the duration of such investments. Accordingly, future crediting rates are impacted by changes in the yield to maturity of underlying investments, the duration of the assets underlying the contract and the difference between the contract value and fair value of the underlying investments. The crediting rates are reset quarterly and are reduced by fees paid to the contract issuers. In no event are the crediting rates less than 0%.

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)
Fully Benefit-Responsive Investment Contracts (continued)
To the extent that the underlying investments of security-backed contracts have unrealized and/or realized losses, a positive adjustment is made to the adjustment from fair value to contract value in the Statements of Net Assets Available for Benefits. As a result, the future crediting rate may be lower over time than the then-current market rates. Conversely, if the underlying investments generate unrealized and/or realized gains, a negative adjustment is made to the adjustment from fair value to contract value, and the future crediting rate may be higher over time than the then-current market rates.
The security-backed contracts provide for withdrawals at other than contract value associated with certain events which are not in the ordinary course of Plan operations. These withdrawals are made at contract value modified by a market value adjustment as defined in the contract. Circumstances which may trigger a market value adjustment are generally defined as any event which, in the reasonable determination of the issuer, has or will have a material adverse effect on the issuer’s interest under the contract. Such events may include, but are not limited to: (i) material amendments to the Plan’s structure or administration; (ii) changes in or the creation of competing investment options; (iii) complete or partial termination of the Plan; (iv) removal of a specifically identifiable group of employees from coverage under the Plan; (v) a change in law, regulation, ruling, administrative position, or accounting standard applicable to the Plan; or (vi) communication to Plan participants designed to influence a participant not to invest in the asset class that contains these contracts. The Company does not believe that the occurrence of any such event, which would limit the Plan’s ability to transact at contract value with participants, is probable.
These security-backed contracts are evergreen contracts with no maturity dates but do contain termination provisions. The issuer is obligated to pay the excess contract value when the fair value of the underlying investments equals zero. In addition, if the Plan defaults in its obligations under the security-backed contract and such default is not corrected within the time permitted by the contract, then the contract may be terminated by the issuer and the Plan will receive the fair value of the underlying investments as of the date of termination.
The yields earned by the Plan as of December 31, 2012 and 2011 were 1.0% and 1.7%, respectively, which represents the annualized earnings of all security-backed contracts divided by the fair value of all security-backed contracts in the Plan as of December 31, 2012 and 2011, respectively. The yields earned by the Plan with an adjustment to reflect the actual interest rates credited to participants were 2.4% and 3.5% as of December 31, 2012 and 2011, respectively, which represents the annualized earnings credited to participants divided by the fair value of all security-backed contracts as of December 31, 2012 and 2011, respectively.

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)
Notes Receivable from Participants
Notes receivable from participants are carried at their unpaid balance plus accrued but unpaid interest, as applicable.
Due from/to Brokers
Purchases and sales of investments are recorded on a trade-date basis. Amounts due from brokers and due to brokers arise from unsettled sale and purchase transactions as of December 31, 2012 and 2011.
Use of Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)

3. Fair Value Measurements
The Plan uses various valuation approaches in determining the fair value of investments within a hierarchy that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the investment based on market data obtained from independent sources. Unobservable inputs are inputs that reflect assumptions about the inputs that market participants would use in pricing the investment and are developed based on the best information available in the circumstances. The fair value hierarchy is divided into three levels based on the source of inputs as follows:
Level 1 – Valuations based on unadjusted quoted prices in active markets for identical investments that the Plan has the ability to access;
Level 2 – Valuations for which all significant inputs are observable, either directly or indirectly, other than level 1 inputs;
Level 3 – Valuations based on inputs that are unobservable and significant to the overall fair value measurement.
The availability of observable inputs can vary among the various types of investments. To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. In certain cases, the inputs used for measuring fair value may fall into different levels of the fair value hierarchy. In such cases, for financial statement disclosure purposes, the level in the fair value hierarchy within which the fair value measurement is categorized is based on the lowest level of input used that is significant to the overall fair value measurement.

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)
3. Fair Value Measurements (continued)
The following fair value hierarchy table presents information about each major class/category of the Plan’s investments measured at fair value:

	Fair value measurements at December 31, 2012 using
	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
Amgen stock	$184,496,548	$—	$—	$184,496,548
Cash and cash equivalents	30,739,498	—	—	30,739,498
Common and preferred stocks:
Large cap growth	284,581,646	—	—	284,581,646
Large cap value	107,810,209	—	—	107,810,209
Small-mid cap growth	47,123,024	—	—	47,123,024
Small-mid cap value	263,613,306	156,304	—	263,769,610
Other	139,643,360	—	—	139,643,360
Debt securities:
U.S. Treasury securities	53,860,263	—	—	53,860,263
U.S. government agency securities	—	85,174,932	—	85,174,932
Corporate debt securities	—	37,162,921	—	37,162,921
Mortgage and asset backed securities	—	26,697,958	—	26,697,958
Mutual funds:
High yield debt	68,442,311	—	—	68,442,311
Inflation indexed debt	49,117,121	—	—	49,117,121
International growth	117,588,989	—	—	117,588,989
International value	199,377,358	—	—	199,377,358
Real estate investment trust index	75,805,226	—	—	75,805,226
Other	32,577,082	—	—	32,577,082
Collective trust funds:
Capital preservation	—	249,101,804	—	249,101,804
Emerging markets equity	—	106,801,562	—	106,801,562
Fixed income	—	22,579,485	—	22,579,485
Inflation indexed debt	—	2,747,985	—	2,747,985
International growth	—	52,241,069	—	52,241,069
International value	—	7,235,472	—	7,235,472
Large cap growth	—	18,058,984	—	18,058,984
Large cap index	—	530,046,061	—	530,046,061
Large cap value	—	5,909,161	—	5,909,161
Short term investments	—	53,674,169	—	53,674,169
Small-mid cap growth	—	3,261,024	—	3,261,024
Small-mid cap index	—	164,916,882	—	164,916,882
Small-mid cap value	—	16,895,408	—	16,895,408
Insurance separate account investment contract	—	55,532,074	—	55,532,074
Other	13,466	408,215	—	421,681
	$1,654,789,407	$1,438,601,470	$—	$3,093,390,877

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)

3. Fair Value Measurements (continued)

	Fair value measurements at December 31, 2011 using
	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
Amgen stock	$149,661,871	$—	$—	$149,661,871
Cash and cash equivalents	27,633,435	—	—	27,633,435
Common and preferred stocks:
Large cap growth	257,227,790	—	—	257,227,790
Large cap value	102,403,491	—	—	102,403,491
Small-mid cap growth	40,131,480	—	—	40,131,480
Small-mid cap value	228,777,796	191,847	—	228,969,643
Other	87,684,790	—	—	87,684,790
Debt securities:
U.S. Treasury securities	38,694,429	—	—	38,694,429
U.S. government agency securities	—	73,208,766	—	73,208,766
Corporate debt securities	—	29,264,262	—	29,264,262
Mortgage and asset backed securities	—	19,488,781	—	19,488,781
Mutual funds:
High yield debt	55,053,733	—	—	55,053,733
Inflation indexed debt	37,528,268	—	—	37,528,268
International growth	81,546,244	—	—	81,546,244
International value	153,974,432	—	—	153,974,432
Real estate investment trust index	61,231,722	—	—	61,231,722
Other	27,126,159	—	—	27,126,159
Collective trust funds:
Capital preservation	—	265,279,555	—	265,279,555
Emerging markets equity	—	95,719,189	—	95,719,189
Fixed income	—	17,102,228	—	17,102,228
Inflation indexed debt	—	2,385,874	—	2,385,874
International growth	—	39,722,707	—	39,722,707
International value	—	11,691,206	—	11,691,206
Large cap growth	—	20,001,122	—	20,001,122
Large cap index	—	435,684,400	—	435,684,400
Large cap value	—	9,340,727	—	9,340,727
Short term investments	—	40,496,296	—	40,496,296
Small-mid cap growth	—	2,336,529	—	2,336,529
Small-mid cap index	—	135,575,001	—	135,575,001
Small-mid cap value	—	18,785,984	—	18,785,984
Other	3,650	421,499	—	425,149
	$1,348,679,290	$1,216,695,973	$—	$2,565,375,263

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)

3. Fair Value Measurements (continued)
The fair value of common stocks (including Amgen stock), preferred stocks, mutual funds and U.S. treasury securities are valued using quoted market prices in active markets with no valuation adjustment.
Debt securities other than U.S. treasury securities are valued taking into consideration valuations obtained from third-party pricing services. The pricing services utilize industry standard valuation models, including both income and market based approaches, for which all significant inputs are observable, either directly or indirectly, to estimate fair value. These inputs include reported trades of and broker/dealer quotes on the same or similar securities, issuer credit spreads, benchmark securities and, when applicable, prepayment/default projections based on historical data and other observable inputs.
Collective trust funds represent interests in pooled investment vehicles designed typically for collective investment of employee benefit trusts. The fair values of these investments are determined by reference to the net asset value per unit provided by the fund managers. The unit values are based on the fair values of the trusts’ underlying assets, which are principally equity and fixed income securities and short-term investments. The investment strategies of the Plan’s collective trust funds vary generally based on the investment objectives of the asset class of which they are a part. Such investment strategies include investments in fixed income securities and investments in equity securities in domestic and international markets for growth and value objectives as well as to replicate market indexes and to invest in emerging markets. The only redemption restriction with respect to these investments is on the Wells Fargo Stable Return Fund G (fair value of $99,350,460 at December 31, 2012) which requires a one-year notice to be given in the event of complete liquidation.
The fair value of the insurance separate account investment contract was determined by reference to the fair values of securities in the separate accounts underlying the contract.

4. Investments
The fair values of individual investments that represent 5% or more of the Plan’s net assets as of December 31, 2012 and 2011 are as follows:

	December 31
	2012	2011
Blackrock Equity Index Fund F – Collective trust fund	$497,201,610	$412,424,033
Dodge & Cox International Fund – Mutual fund	199,377,358	153,974,432
Amgen stock	184,496,548	149,661,871
Blackrock Extended Equity Market Fund F – Collective trust fund	157,513,979	*

* Investment balance was less than 5% of the Plan’s net assets.

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)

4. Investments (continued)
During the years ended December 31, 2012 and 2011, net realized and unrealized gains/(losses) on the Plan’s investments were as follows:

	Year Ended December 31
	2012	2011
Amgen stock	$49,564,698	$22,543,979
Common and preferred stocks	125,069,426	(26,213,933)
Debt securities	1,926,382	4,250,759
Mutual funds	64,631,385	(51,339,348)
Collective trust funds	139,990,203	(21,002,501)
Other	(102,853)	(525,613)
	$381,079,241	$(72,286,657)

5. Income Tax Status
The Plan received a determination letter from the IRS dated March 27, 2008, stating that the Plan is qualified, in form, under Section 401(a) of the Code and, therefore, the related trust is exempt from taxation. Subsequent to this determination by the IRS, the Plan was amended. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The Company believes the Plan is currently being operated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan is qualified and the related trust is tax exempt.
Accounting principles generally accepted in the United States require the Company to evaluate uncertain tax positions taken by the Plan. The financial statement effects of a tax position are recognized when the position is more likely than not, based on the technical merits, to be sustained upon examination. As of December 31, 2012, no uncertain tax positions have been taken or are expected to be taken, and no amounts related to uncertain tax positions have been recorded in the Plan’s financial statements. The Plan is subject to audits by the IRS, however there are currently no audits for any periods in progress. The Company believes the Plan is no longer subject to IRS examinations with respect to annual reports for years prior to 2009.

6. Services Provided by the Company
During 2012 and 2011, the Company has paid trustee fees and certain other administrative costs on behalf of the Plan.

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)

7. Reconciliation of Financial Statements to Form 5500
The reconciliation of net assets available for benefits per the financial statements to Form 5500 as of December 31, 2012 and 2011 consisted of the following:

	December 31
	2012	2011
Net assets available for benefits per the financial statements	$3,125,218,249	$2,609,315,660
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	9,277,446	9,442,892
Amounts allocated to withdrawing participants	(1,179,116)	(295,391)
Deemed loans	(394,362)	(465,964)
Net assets per the Form 5500	$3,132,922,217	$2,617,997,197
For the year ended December 31, 2012, the following is a reconciliation of the net investment income per the financial statements to the Form 5500:

Year Ended December 31 2012
Interest and dividend income	$40,671,569
Net realized/unrealized gains	381,079,241
Total net investment income per the financial statements	421,750,810
Adjustment from fair value to contract value for fully benefit-responsive investment contracts:
Less prior year adjustment	(9,442,892)
Add current year adjustment	9,277,446
Total net investment income per the Form 5500	$421,585,364
For the year ended December 31, 2012, the following is a reconciliation of distributions per the financial statements to the Form 5500:

Year Ended December 31 2012
Benefits paid	$(200,062,951)
Investment and administrative fees	(6,501,149)
Total distributions per the financial statements	(206,564,100)
Add prior year amounts allocated to withdrawing participants	295,391
Less current year amounts allocated to withdrawing participants	(1,179,116)
Add prior year deemed loan balance	465,964
Less current year deemed loan balance	(394,362)
Total distributions per the Form 5500	$(207,376,223)

Supplemental Schedule
Amgen Retirement and Savings Plan
EIN: 95-3540776 Plan: #001
December 31, 2012

Schedule H, line 4i – Schedule of Assets (Held at End of Year)

Identity of Issue	Description of Investment	Current Value

Amgen stock*	Employer Securities 2,140,331 shares		$184,496,548

Capital Preservation Asset Class:
Wells Fargo Stable Return Fund G*	Collective trust fund 1,930,392 units	$99,350,460
Wells Fargo Fixed Income Fund D*	Collective trust fund 6,226,260 units	78,576,640
Wells Fargo Fixed Income Fund B*	Collective trust fund 3,402,054 units	71,174,704
Metropolitan Life Insurance Company*	Insurance separate account investment contract 544,093 units	55,532,074
Northern Trust Global Investments Collective Daily Short Term Investment Fund*	Collective trust fund 23,675,697 units	23,675,697
Monumental Life Insurance Company*	Wrapper Contract	97,231
United of Omaha Life Insurance Company*	Wrapper Contract	—
Total Capital Preservation Asset Class			328,406,806

Emerging Markets Equity Asset Class:
JP Morgan Emerging Markets Equity Focus Fund*	Collective trust fund 5,608,308 units	101,005,623
Northern Trust Global Investments Collective Daily MSCI Emerging Markets Fund - Non Lending*	Collective trust fund 36,993 units	5,795,939
Total Emerging Markets Equity Asset Class			106,801,562

Fixed Income Asset Class:
Northern Trust Global Investments Collective Daily Aggregate Bond Index Fund - Non Lending*	Collective trust fund 177,923 units	22,579,485
United States Treasury SEC Stripped Interest Payments Due 05/15/2020	Government Bond 7,557,000 units	6,860,693
United States Treasury Notes 1.375% Due 03/15/2013	Government Bond 5,660,000 units	5,674,371
United States Treasury SEC Stripped Interest Payment Due 05/15/2018	Government Bond 5,125,000 units	4,894,616
United States Treasury Notes 3.125% Due 05/15/2019	Government Bond 4,290,000 units	4,858,425
United States Treasury Bonds 8.875% Due 08/15/2017	Government Bond 2,025,000 units	2,785,007
United States Treasury Notes 2.25% Due 01/31/2015	Government Bond 2,580,000 units	2,685,620
United States Treasury SEC Stripped Interest Payments Due 02/15/2020	Government Bond 2,500,000 units	2,287,118
United States Treasury Notes 2.625% Due 12/31/2014	Government Bond 2,026,000 units	2,121,603
United States Treasury Bonds Inflation Index 2.375% Due 01/15/2027	Index Linked Government Bonds 1,230,000 units	1,945,239
United States Treasury SEC Stripped Interest Payments Due 08/15/2017	Government Bond 2,000,000 units	1,936,300
Northern Trust Global Investments Collective Daily Short Term Investment Fund*	Collective trust fund 1,604,836 units	1,604,836
United States Treasury Bonds 4.375% Due 11/15/2039	Government Bond 1,176,000 units	1,529,903
United States Treasury Notes 1.375% Due 11/30/2018	Government Bond 1,170,000 units	1,201,078
United States Treasury Notes 4.75% Due 08/15/2017	Government Bond 995,000 units	1,181,330
United States Treasury SEC Stripped Interest Payment Due 08/15/2020	Government Bond 1,250,000 units	1,127,009
United States Treasury Bonds Inflation Index 2.5% Due 01/15/2029	Index Linked Government Bonds 720,000 units	1,106,392
Fannie Mae Pool #466430 3.37% Due 11/01/2020	Government Mortgage Backed Security 1,000,000 units	1,096,889
Fannie Mae 0% Due 10/09/2019	Government Agency Bond 1,210,000 units	1,060,029
United States Treasury Notes 1.375% Due 02/15/2013	Government Bond 1,050,000 units	1,051,599
JP Morgan Chase Commercial Mortgage Securities Corporation Series 2005-LDP2 4.78% Due 07/15/2042*	Commercial Mortgage Backed Security 890,000 units	961,040
United States Treasury SEC Stripped Interest Payments Due 02/15/2021	Government Bond 1,000,000 units	886,377
United States Treasury SEC Stripped Interest Payments Due 05/15/2021	Government Bond 1,000,000 units	878,372
Fannie Mae 0% Due 06/01/2017	Government Agency Bond 880,000 units	843,799
United States Treasury SEC Stripped Interest Payments Due 11/15/2028	Government Bond 1,250,000 units	818,383
Federal Home Loan Mortgage Corporation Pool #G1/4591 5.5% Due 12/01/2024	Government Mortgage Backed Security 740,087 units	803,357
Fannie Mae 0% Due 07/05/2014	Government Agency Bond 800,000 units	790,103
United States Treasury SEC Stripped Interest Payments Due 11/15/2029	Government Bond 1,230,000 units	776,290

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
United States Treasury Notes 1.375% Due 12/31/2018	Government Bond 750,000 units	769,512
Federal Home Loan Mortgage Corporation Pool #Al0379 8% Due 12/01/2036	Government Mortgage Backed Security 621,962 units	764,753
Ginnie Mae 5.5% Due 06/20/2035	Government Mortgage Backed Security 650,000 units	759,958
Fannie Mae 4.625% Due 05/1/2013	Government Agency Bond 730,000 units	740,804
Federal Home Loan Mortgage Corporation Series 3507 5% Due 03/15/2036	Government Mortgage Backed Security 678,438 units	731,741
United States Treasury SEC Stripped Interest Payment Due 02/15/2026	Government Bond 1,000,000 units	730,923
Federal Home Loan Mortgage Corporation Multiclass Series 3677 4.5% Due 05/15/2040	Government Mortgage Backed Security 645,000 units	728,578
United States Treasury SEC Stripped Interest Payment Due 02/15/2027	Government Bond 1,000,000 units	700,649
United States Treasury SEC Stripped Interest Payment Due 11/15/2027	Government Bond 1,000,000 units	679,856
Fannie Mae Pool #735581 5% Due 06/01/2035	Government Mortgage Backed Security 620,003 units	676,766
Fannie Mae Series 2009-W1 6% Due 12/25/2049	Government Mortgage Backed Security 565,084 units	646,744
Ford Credit Auto Owner Series 2012-A 0.084% Due 08/15/2016	Asset Backed Security 640,000 units	643,339
Fannie Mae Pool #Am1762 2.39% Due 12/01/2022	Government Mortgage Backed Security 630,000 units	643,275
United States Treasury 0% Due 02/15/2030	Government Bond 1,000,000 units	626,048
Resolution FDG Corporation Federal Book Entry Principal Payment Due 07/15/2020	Government Agency Bond 700,000 units	618,717
Ginnie Mae 6% Due 11/16/2032	Government Mortgage Backed Security 517,000 units	609,332
Ginnie Mae 2007-035 6% Due 06/20/2037	Government Mortgage Backed Security 500,000 units	608,858
United States Treasury SEC Stripped Interest Payments 6.5% Due 11/15/26	Government Bond 850,000 units	601,988
Fannie Mae Remic Trust 2001-81 6.5% Due 01/25/2032	Government Mortgage Backed Security 528,622 units	597,617
Federal Home Loan Mortgage Corporation Pool #Al2293 4.374% Due 06/01/2021	Government Mortgage Backed Security 513,139 units	597,045
Fannie Mae Preassign 00015 5.9% Due 07/25/2042	Government Mortgage Backed Security 508,384 units	595,879
Ally Auto Receivables Trust 2012-4 Class A3 0.59% Due 01/17/2017	Asset Backed Security 588,000 units	587,545
Fannie Mae 2006-114 5.5% Due 10/25/2035	Government Mortgage Backed Security 545,000 units	581,735
Federal Home Loan Mortgage Corporation Pool #S0/6297 3.5% Due 09/15/2042	Government Mortgage Backed Security 550,250 units	580,596
BB-UBS Trust 2012-Tft 2.8922% Due 06/05/2030	Commercial Mortgage Backed Security 570,000 units	579,508
Fannie Mae Remic Trust 2005-87 5% Due 12/25/2033	Government Mortgage Backed Security 540,000 units	564,477
Fannie Mae Pool #333873 7% Due 11/01/2025	Government Mortgage Backed Security 476,033 units	558,319
Federal National Mortgage Association Pool #Al0561 3.738% Due 06/01/2018	Government Mortgage Backed Security 494,082 units	556,610
Ginnie Mae Pool #004903 6.5% Due 12/20/2040	Government Mortgage Backed Security 479,398 units	551,165
Federal Home Loan Mortgage Corporation Series 2899 4% Due 12/15/2019	Government Mortgage Backed Security 500,000 units	551,062
Fannie Mae Series 2002-86 6% Due 09/25/2032	Government Mortgage Backed Security 465,000 units	547,769
Fannie Mae Remic Trust 2004-W12 6.5% Due 07/25/2044	Government Mortgage Backed Security 457,899 units	545,507
Ginnie Mae 5% Due 03/16/2034	Government Mortgage Backed Security 460,000 units	544,971
AH Mortgage Servicer Advance Revolving Trust 2011/1 A2 3.37% Due 05/10/2013	Asset Backed Security 542,000 units	542,000
United States Treasury Notes 3% Due 02/28/17	Government Bond 490,000 units	539,000
Fannie Mae Remic Series 2008-75 4.5% Due 09/25/2023	Government Mortgage Backed Security 500,000 units	532,435
Fannie Mae Remic Series 2004-T1 6% Due 01/25/2044	Government Mortgage Backed Security 444,584 units	523,951
Toyota Motor Credit Corporation 2% Due 09/15/2016	Corporate Bond 500,000 units	518,374
Federal Home Loan Mortgage Corporation Series 3895 4.5% Due 07/15/2041	Government Mortgage Backed Security 450,000 units	515,112
JP Morgan Chase Commercial Mortgage-Backed Securities 2006-Ldp7 Due 04/15/2045*	Commercial Mortgage Backed Security 440,000 units	506,357
Wachovia Corporation 5.75% Due 02/01/2018	Corporate Bond 420,000 units	503,178
AT&T Inc. 5.6% Due 05/15/2018	Corporate Bond 410,000 units	494,573
National Credit Union Association Guaranteed Trust 2010-R3 Due 12/06/2020	Government Mortgage Backed Security 489,922 units	492,371
United States Treasury Notes 3.625% Due 08/15/2019	Government Bond 420,000 units	489,070
Ginnie Mae 2004-30 5.5% Due 02/20/2034	Government Mortgage Backed Security 440,000 units	486,241
UBS Commercial Mortgage 2005-C2 5% Due 04/15/2030	Commercial Mortgage Backed Security 440,000 units	481,447
Anadarko Petroleum Corporation 6.45% Due 09/15/2036	Corporate Bond 380,000 units	476,051
Federal Home Loan Mortgage Corporation Multiclass Series 3662 5% Due 04/15/2040	Government Mortgage Backed Security 420,000 units	473,998
Fannie Mae Remic Trust 2006-9 6% Due 03/25/2036	Government Mortgage Backed Security 413,952 units	473,445
Federal Home Loan Mortgage Corporation Multiclass Series 3087 5.5% Due 12/15/2025	Government Mortgage Backed Security 426,034 units	472,152
UBS Commercial Mortgage 2007-C1 Mortgage Pass-Through 5.455% Due 02/15/2040	Commercial Mortgage Backed Security 420,000 units	471,977
Fannie Mae Pool #471834 1.4% Due 07/01/2017	Government Mortgage Backed Security 455,000 units	464,989
Fannie Mae 3.726% Due 06/25/2021	Government Mortgage Backed Security 410,000 units	460,584
United States Treasury Bonds 8.125% Due 02/15/2021	Government Bond 300,000 units	460,406

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Federal Home Loan Mortgage Corporation Series 2072 6.5% Due 07/15/2028	Government Mortgage Backed Security 401,129 units	459,051
General Electric Capital Corporation 2.25% Due 11/19/2015	Corporate Bond 439,000 units	453,362
Fannie Mae Preassign 00166 6.5% Due 08/25/2036	Government Mortgage Backed Security 394,394 units	451,872
Fannie Mae Pool #467025 3.38% Due 01/01/2018	Government Mortgage Backed Security 410,000 units	451,754
Federal Home Loan Mortgage Corporation Series 3181 6.5% Due 07/15/2036	Government Mortgage Backed Security 378,955 units	448,942
Fannie Mae 6% Due 07/25/2037	Government Mortgage Backed Security 400,000 units	447,141
Federal Home Loan Mortgage Corporation Series 3211 6% Due 12/15/2035	Government Mortgage Backed Security 410,000 units	446,823
Fannie Mae Pool #465973 3.59% Due 10/01/2020	Government Mortgage Backed Security 400,000 units	444,430
Federal Home Loan Mortgage Corporation Multiclass Series 2980 6% Due 05/15/2035	Government Mortgage Backed Security 394,411 units	443,940
Federal Home Loan Mortgage Corporation Series 2595 5% Due 04/15/2023	Government Mortgage Backed Security 390,000 units	442,217
Fannie Mae Pool #AD9151 5% Due 08/01/2040	Government Mortgage Backed Security 395,810 units	442,094
Federal Home Loan Mortgage Corporation Series 3819 6% Due 04/15/2036	Government Mortgage Backed Security 377,543 units	439,171
Federal Home Loan Mortgage Corporation Pool #G0/6493 4.5% Due 05/01/2041	Government Mortgage Backed Security 406,330 units	437,553
LB-UBS Commercial Mortgage Trust 4.954% Due 09/15/2030	Commercial Mortgage Backed Security 400,000 units	436,946
Fannie Mae Pool #889649 6.5% Due 08/01/2037	Government Mortgage Backed Security 394,559 units	436,141
Fannie Mae 1.80057001114% Due 12/25/2019	Government Mortgage Backed Security 425,000 units	436,097
Goldman Sachs Group Inc. 5.375% Due 03/15/2020	Corporate Bond 380,000 units	435,491
Federal Home Loan Mortgage Corporation Series 2901 4.5% Due 12/15/2019	Government Mortgage Backed Security 380,000 units	434,061
JP Morgan Mortgage Trust Series 2004-A3 Due 07/25/2034*	Collateralized Mortgage Obligation 430,000 units	427,842
Fannie Mae Series 2012-M8 1.52042% Due 04/25/2018	Government Mortgage Backed Security 414,141 units	423,770
Fannie Mae Preassign 00611 5.5% Due 04/25/2033	Government Mortgage Backed Security 375,648 units	418,924
Fannie Mae Pool #467059 3.81% Due 01/01/2019	Government Mortgage Backed Security 374,653 units	416,409
Federal Home Loan Mortgage Corporation Pool #G1/4351 5% Due 11/01/2023	Government Mortgage Backed Security 381,570 units	410,524
Federal Home Loan Mortgage Corporation Series 2113 6.5% Due 01/15/2029	Government Mortgage Backed Security 361,150 units	408,647
Federal Home Loan Mortgage Corporation Multiclass Series 3005 5% Due 07/15/2025	Government Mortgage Backed Security 365,000 units	406,734
Fannie Mae Remic Trust 2010-9 4.5% Due 10/25/2039	Government Mortgage Backed Security 385,000 units	402,319
Fannie Mae Preassign 00653 5.5% Due 03/25/2023	Government Mortgage Backed Security 345,000 units	400,221
Fannie Mae Pool #555531 5.5% Due 06/01/2033	Government Mortgage Backed Security 360,184 units	395,853
Fannie Mae 2011-M2 3.645% Due 07/25/2021	Government Mortgage Backed Security 355,000 units	394,475
Federal Home Loan Mortgage Corporation Pool #G04842 6% Due 10/01/2038	Government Mortgage Backed Security 358,396 units	391,692
Fannie Mae Pool #468564 4.06% Due 07/01/2021	Government Mortgage Backed Security 340,000 units	389,578
Ginnie Mae 2010-026 Remic 5% Due 02/20/2021	Government Mortgage Backed Security 336,492 units	386,965
Ginnie Mae 5.5% Due 11/20/2033	Government Mortgage Backed Security 325,000 units	380,120
JP Morgan Chase Commercial Mortgage Securities Trust 2006-A4 Due 05/12/2045*	Commercial Mortgage Backed Security 330,000 units	379,085
Fannie Mae Remic Trust 2004-T3 6% Due 02/25/2044	Government Mortgage Backed Security 338,122 units	378,919
Fannie Mae Remic Trust 2009-108 5% Due 09/25/2039	Government Mortgage Backed Security 353,747 units	376,137
Fannie Mae Pool #Fn0009 3.416% Due 10/01/2020	Government Mortgage Backed Security 340,549 units	375,888
Federal Home Loan Mortgage Corporation Preassign 00130 6.5% Due 02/25/2043	Government Mortgage Backed Security 318,552 units	374,711
Fannie Mae Pool #890231 5% Due 07/01/2025	Government Mortgage Backed Security 344,919 units	373,651
Banc America Mortgage Securities Inc. 2006-5 5.41% Due 09/10/2047*	Commercial Mortgage Backed Security 325,000 units	369,655
Fannie Mae Pool #948542 6.5% Due 11/01/2037	Government Mortgage Backed Security 330,991 units	366,665
Federal Home Loan Mortgage Corporation Series 2885 6% Due 11/15/2034	Government Mortgage Backed Security 291,998 units	364,050
Resolution FDG Corporation Federal Generic Principle Payment Due 10/15/2019	Government Agency Bond 400,000 units	362,500
Federal Home Loan Mortgage Corporation Series 3855 6.5% Due 11/15/2036	Government Mortgage Backed Security 314,574 units	360,100
HSBC Holdings PLC 4% Due 03/30/2022	Corporate Bond 328,000 units	359,116
Federal Home Loan Mortgage Corporation Series 3406 6% Due 01/15/2038	Government Mortgage Backed Security 326,406 units	358,264
Federal Home Loan Mortgage Corporation Series 2173 6.5% Due 07/15/2029	Government Mortgage Backed Security 312,036 units	357,188
Federal Home Loan Mortgage Corporation Pool #D98914 4% Due 01/01/2032	Government Mortgage Backed Security 326,640 units	355,954
Fannie Mae Series 2009-70 Floating Rate Due 09/25/2039	Government Mortgage Backed Security 347,792 units	353,761
Fannie Mae 2010-19 5% Due 02/25/2021	Government Mortgage Backed Security 316,110 units	350,552
Tennessee Valley Authority 4.875% Due 01/15/2048	Government Agency Bond 280,000 units	350,489
Conoco Inc. 6.95% Due 04/15/2029	Corporate Bond 250,000 units	348,543
Federal Home Loan Mortgage Corporation Series 2461 6.5% Due 06/15/2032	Government Mortgage Backed Security 302,106 units	347,728
Federal Home Loan Mortgage Corporation 5.25% Due 06/15/2017	Government Mortgage Backed Security 315,672 units	346,105
American Credit Acceptance Receivable 2012-2 Class A 1.89% Due 07/15/16	Asset Backed Security 344,092 units	345,610
Federal Home Loan Mortgage Corporation 6% Due 07/15/2037	Government Mortgage Backed Security 300,000 units	344,437

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
General Electric Capital Corporation 5.625% Due 05/01/2018	Corporate Bond 290,000 units	344,385
Fannie Mae Remic Series 2004-68 5% Due 09/25/2029	Government Mortgage Backed Security 320,230 units	342,985
Federal Home Loan Mortgage Corporation Series 3383 5.5% Due 11/15/2027	Government Mortgage Backed Security 285,000 units	342,820
Ginnie Mae 2003-18 Remic Pass-Through 5.5% Due 03/20/2033	Government Mortgage Backed Security 285,000 units	342,766
Banc America Commercial Mortgage Inc. 2006-3 Due 07/10/2044*	Commercial Mortgage Backed Security 300,000 units	342,747
Fannie Mae Pool #968066 6% Due 10/01/2022	Government Mortgage Backed Security 305,278 units	342,054
Fannie Mae Pool #AD0329 6.5% Due 09/01/2028	Government Mortgage Backed Security 305,859 units	340,544
UBS Commercial Mortgage 2007-C6 Mortgage Pass-Through Due 07/15/2040	Commercial Mortgage Backed Security 285,000 units	340,230
UBS Commercial Mortgage 2007 C7 Variable Rate Mortgage Pass Thru Class A/3 09/15/2045	Commercial Mortgage Backed Security 285,000 units	339,785
Hyundai Auto Receivables Trust 2012-B 0.62% Due 09/15/2016	Asset Backed Security 339,000 units	339,584
Federal Home Loan Mortgage Corporation Series 2989 5% Due 06/15/2025	Government Mortgage Backed Security 308,739 units	337,364
Ginnie Mae 0% Due 12/20/2040	Government Mortgage Backed Security 359,341 units	333,720
Fannie Mae Remic Trust 2004-W1 5.04% Due 11/25/2043	Government Mortgage Backed Security 312,982 units	331,094
Fannie Mae Series 2004-W12 6% Due 07/25/2044	Government Mortgage Backed Security 296,397 units	327,147
Ginnie Mae Pool #711068 5% Due 01/15/2040	Government Mortgage Backed Security 297,429 units	326,452
Fannie Mae Pool 6.0% Due 07/1/2037	Government Mortgage Backed Security 292,844 units	326,301
Federal Home Loan Mortgage Corporation Series 2901 5% Due 06/15/2018	Government Mortgage Backed Security 305,000 units	325,850
Fannie Mae Series 2002-82 6% Due 08/25/2032	Government Mortgage Backed Security 284,000 units	324,460
Wachovia Bank Commercial Mortgage Pass-Through Due 07/15/45	Commercial Mortgage Backed Security 285,000 units	324,332
Fannie Mae Remic Trust 2009-43 4% Due 06/25/2024	Government Mortgage Backed Security 306,512 units	324,245
Chase Mortgage Financial Trust Series 2007-A1 Pass-Through 2.753% Due 02/25/2037*	Collateralized Mortgage Obligation 318,135 units	323,940
Royal Bank of Canada 1.2% Due 09/19/2017	Corporate Bond 323,000 units	323,775
Federal Home Loan Mortgage Corporation Series 2843 5% Due 08/15/2019	Government Mortgage Backed Security 298,000 units	323,642
Federal Home Loan Mortgage Corporation Series 2864 5.5% Due 07/15/2033	Government Mortgage Backed Security 290,000 units	323,142
Telefonica 6.221% Due 07/03/2017	Corporate Bond 290,000 units	322,625
Wachovia Corporation 5.625% Due 10/15/2016	Corporate Bond 280,000 units	321,028
Bear Stearns Commercial Mortgage Securities 2007-PWR16 Due 06/11/2040	Commercial Mortgage Backed Security 285,000 units	320,823
Morgan Stanley Trust Service 2012-IO Remic Pass-Through 1% Due 03/27/2051	Collateralized Mortgage Obligation 320,048 units	320,048
Freddie Mac Series 3605 5.5% Due 06/15/2037	Government Mortgage Backed Security 265,000 units	318,595
Fannie Mae Pool #254762 5% Due 05/01/2023	Government Mortgage Backed Security 290,519 units	315,334
Ginnie Mae Pool #738058 6% Due 05/20/2036	Government Mortgage Backed Security 278,903 units	312,832
Fannie Mae Pool #745852 6.5% Due 01/01/2036	Government Mortgage Backed Security 265,013 units	312,637
Wachovia Bank National Association 6% Due 11/15/2017	Corporate Bond 260,000 units	311,786
Wells Fargo Mortgage Backed Securities 2004-EE Trust Variable Rate Due 12/25/2034*	Collateralized Mortgage Obligation 301,482 units	310,972
Federal Home Loan Mortgage Corporation 6.15% Due 04/15/2028	Government Mortgage Backed Security 270,025 units	310,166
Ally Auto 0.85% Due 08/15/2016	Asset Backed Security 305,000 units	306,678
Ginnie Mae Pool #711067 5% Due 01/15/2040	Government Mortgage Backed Security 279,068 units	306,301
Ginnie Mae Pool #738052 6% Due 07/20/2036	Government Mortgage Backed Security 272,502 units	305,653
VNDO Mortgage Trust 2012-6Ave 2.9950% Due 11/15/2030	Commercial Mortgage Backed Security 295,237 units	304,725
Fannie Mae Series 2010-111 Class AE 5.5% Due 04/25/2038	Government Mortgage Backed Security 277,083 units	303,733
Ginnie Mae 2005-28 5.5% Due 04/20/2035	Government Mortgage Backed Security 271,495 units	301,809
Fannie Mae Pool #949368 6.5% Due 09/01/2037	Government Mortgage Backed Security 272,419 units	301,780
Merrill Lynch & Company Inc. 6.875% Due 04/25/2018*	Corporate Bond 250,000 units	301,364
Verizon Communications Inc. 5.5% Due 02/15/2018	Corporate Bond 250,000 units	300,218
Fannie Mae Preassign 00568 5% Due 04/25/2034	Government Mortgage Backed Security 281,000 units	296,682
Fannie Mae Pool #466049 2.49% Due 10/01/2017	Government Mortgage Backed Security 278,454 units	296,129
Citigroup, Inc. 8.5% Due 05/22/2019	Corporate Bond 220,000 units	295,820
Ginnie Mae 6.5% Due 03/16/2031	Government Mortgage Backed Security 253,528 units	295,440
World Omni Auto Receivables Trust Series 2012-A 1.0% Due 02/15/2017	Asset Backed Security 293,000 units	294,488
First Horizon Mortgage Pass-Through Trust Series 2004-AR6 4.75% Due 12/25/34	Collateralized Mortgage Obligation 300,027 units	294,284
CNH Equipment Trust 2011-B .91% Due 08/15/2016	Asset Backed Security 292,000 units	293,429
Comcast Corporation 6.5% Due 01/15/2017	Corporate Bond 240,000 units	289,450
Fannie Mae Pool #735070 6.5% Due 10/01/2024	Government Mortgage Backed Security 257,995 units	287,252
Federal Home Loan Mortgage Corporation Series 3852 Floating Rate Due 05/15/2041	Government Mortgage Backed Security 262,374 units	286,965
Wells Fargo Resecure Trust 2012-IO Class A 1.75% Due 08/22/2017*	Commercial Mortgage Backed Security 283,983 units	283,597
Ginnie Mae 6% Due 08/20/2038	Government Mortgage Backed Security 231,000 units	280,805

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Fannie Mae Remic Trust 2005-64 5.5% Due 07/25/2035	Government Mortgage Backed Security 232,000 units	279,385
JP Morgan Chase Commercial Mortgage-Backed Securities Corporation Series 2006-Ldp6 Variable Rate Due 04/15/2043*	Commercial Mortgage Backed Security 250,000 units	278,734
Fannie Mae Remic Trust 2012-132 Variable Rate Due 12/25/2042	Government Mortgage Backed Security 268,112 units	278,325
Federal Home Loan Mortgage Corporation Series 3653 5% Due 04/15/2040	Government Mortgage Backed Security 256,848 units	278,094
Federal Home Loan Mortgage Corporation Income Only Multiclass Series 4030 3.50% Due 04/15/2027	Government Mortgage Backed Security 2,247,721 units	276,798
Barclays Bank 5.2% Due 07/10/2014	Corporate Bond 260,000 units	276,644
Federal Home Loan Mortgage Corporation Pool 5.5% Due 01/1/2038	Government Mortgage Backed Security 254,838 units	275,296
UBS AG Stamford Branch 3.875% Due 01/15/2015	Corporate Bond 260,000 units	274,732
Fannie Mae Remic Trust 2002 7% Due 12/25/2041	Government Mortgage Backed Security 243,051 units	274,388
Federal Home Loan Mortgage Corporation Series 2003-T57 7% Due 07/25/2043	Government Mortgage Backed Security 237,990 units	274,099
Federal Home Loan Mortgage Corporation 5% Due 03/15/2018	Government Mortgage Backed Security 250,000 units	273,624
Fannie Mae Preassign 00890 7% Due 11/25/2031	Government Mortgage Backed Security 229,985 units	273,594
Fannie Mae Pool #256601 6% Due 02/01/2027	Government Mortgage Backed Security 245,262 units	268,362
United States Treasury Bonds 4.24% Due 05/15/2039	Government Bond 210,000 units	267,914
Federal Home Loan Mortgage Corporation Pool #A52195 7% Due 09/01/2036	Government Mortgage Backed Security 232,113 units	267,368
Hydro-Quebec Series 8.4% Due 01/15/2022	Municipal/Provincial Bond 185,000 units	265,429
Structured Asset Securities Corporation 2003-BC10 Pass-Through Due 10/25/2033	Asset Backed Security 300,000 units	265,127
Fannie Mae Pool #995149 6.5% Due 10/01/2038	Government Mortgage Backed Security 234,973 units	263,700
United States Treasury Bonds 4.5% Due 02/15/2036	Government Bond 200,000 units	263,219
Fannie Mae Pool #Ap0645 3.5% Due 07/01/2032	Government Mortgage Backed Security 241,362 units	261,077
Ally Auto 2.23% Due 03/15/2016	Asset Backed Security 255,000 units	260,738
Fannie Mae Pool #948558 6.5% Due 12/01/2037	Government Mortgage Backed Security 234,525 units	259,801
American Express Credit 5.125% Due 08/25/2014	Corporate Bond 240,000 units	257,122
Federal Home Loan Mortgage Corporation Pool #G12728 6% Due 07/01/2022	Government Mortgage Backed Security 232,066 units	256,258
Bank of America Corporation 4.9% Due 05/01/2013*	Corporate Bond 250,000 units	253,411
National Bank of Canada 1.65% Due 01/30/2014	Corporate Bond 250,000 units	253,400
Citigroup/Deutsche Bank Commercial 2005-CD1 Variable Rate Due 07/15/2044	Commercial Mortgage Backed Security 230,000 units	252,920
CWMBS Inc. 5.25% Due 05/25/2034	Collateralized Mortgage Obligation 246,013 units	252,299
Transocean Inc. 5.25% Due 03/15/2013	Corporate Bond 250,000 units	252,195
Goldman Sachs Group Inc. 7.5% Due 02/15/2019	Corporate Bond 200,000 units	251,651
Ginnie Mae 2008-047 Remic 5.25% Due 06/16/2038	Government Mortgage Backed Security 215,000 units	251,033
Springleaf Mortgage Loan Trust Series 2012-2 Variable Rate Due 10/25/2057	Collateralized Mortgage Obligation 243,255 units	250,577
Ginnie Mae Pool #556303 4.5% Due 12/15/2016	Government Mortgage Backed Security 229,089 units	250,098
Stadshypotek AB (publ) 1.875% Due 10/02/2019	Corporate Bond 250,000 units	249,900
Ginnie Mae Pool #005072 6.5% Due 10/20/2039	Government Mortgage Backed Security 217,118 units	248,536
Fannie Mae Remic 6% Due 04/25/2037	Government Mortgage Backed Security 228,714 units	247,852
Master Adjustable Rate Mortgages Trust 2004-8 Due 08/25/2034	Collateralized Mortgage Obligation 248,335 units	247,702
Citigroup Mortgage Loan Trust Series 2010-8 4.5% Due 12/25/2036	Collateralized Mortgage Obligation 234,111 units	244,878
Honda Auto 1.8% Due 04/17/2017	Asset Backed Security 240,000 units	244,093
Ginnie Mae 2006-033 6% Due 07/20/2036	Government Mortgage Backed Security 212,568 units	244,016
Federal Home Loan Mortgage Corporation 7% Due 07/15/2027	Government Mortgage Backed Security 210,248 units	243,666
General Electric Capital Corporation 6% Due 08/07/2019	Corporate Bond 200,000 units	243,313
Federal Home Loan Mortgage Corporation Series 1503 7% Due 05/15/2023	Government Mortgage Backed Security 212,957 units	243,285
Morgan Stanley 7.3% Due 05/13/2019	Corporate Bond 200,000 units	243,044
Structured Asset Securities Corporation 2003-26A Pass-Through Due 09/25/2033	Collateralized Mortgage Obligation 246,310 units	243,008
Federal Home Loan Mortgage Corporation Pool 5.5% Due 11/1/2037	Government Mortgage Backed Security 224,268 units	242,692
Fannie Mae Pool #256556 6% Due 01/01/2027	Government Mortgage Backed Security 221,659 units	242,674
British Telecommunications PLC Stepup 12/15/2030	Corporate Bond 150,000 units	238,302
UBS Commercial Mortgage Income Only Trust 2012-C1 2.561868% Due 05/10/2045	Commercial Mortgage Backed Security 1,563,761 units	238,119
Federal Home Loan Mortgage Corporation Pool #A57681 6% Due 12/01/2036	Government Mortgage Backed Security 217,807 units	237,369
Federal Home Loan Mortgage Corporation Series 2557 5.3% Due 01/15/2033	Government Mortgage Backed Security 215,326 units	236,473
Morgan Stanley 6.625% Due 04/01/2018	Corporate Bond 200,000 units	235,715
Sequoia Mortgage Trust Floating Rate Due 11/20/2034	Collateralized Mortgage Obligation 244,372 units	235,448
Banc America Commercial Mortgage Inc. 2005-3 Pass-Through 4.727% Due 07/10/2043*	Commercial Mortgage Backed Security 220,000 units	235,042
Freddie Mac Series 2078 6.5% Due 08/15/2028	Government Mortgage Backed Security 204,183 units	233,423
Credit Agricole SA 8.375% Floating Rate Due 08/15/2029	Corporate Bond 220,000 units	233,200

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
First Horizon Mortgage Pass-Through 2003-AR4 Due 12/25/33	Collateralized Mortgage Obligation 233,654 units	231,725
HSBC Bank PLC 4.75% Due 01/19/2021	Corporate Bond 200,000 units	230,779
Fannie Mae Pool #889213 5.5% Due 10/01/2020	Government Mortgage Backed Security 209,058 units	226,489
Federal Home Loan Mortgage Corporation Series 2669 5.5% Due 08/15/2033	Government Mortgage Backed Security 206,000 units	226,145
UBS-Bank of America Merrill Lynch Trust Series 2012-Wrm 3.663% Due 06/10/2030*	Commercial Mortgage Backed Security 211,000 units	225,514
Banc America Mortgage Securities Inc. Series 2003-3 5.5% Due 05/25/2033*	Collateralized Mortgage Obligation 217,213 units	223,971
Fannie Mae Remic Trust 1994-29 6.5% Due 02/25/2024	Government Mortgage Backed Security 193,397 units	223,571
Federal Home Loan Mortgage Corporation Multiclass Series 1505 7% Due 05/15/2023	Government Mortgage Backed Security 194,584 units	223,119
Residential Accredited Loans Inc. Pass-Through Series 2004-QS7 5.5% Due 05/25/2034	Collateralized Mortgage Obligation 240,234 units	222,663
Devon Energy Corporation 7.95% Due 04/15/2032	Corporate Bond 150,000 units	221,919
Fannie Mae 1993-215 6.5% Due 07/15/2014	Government Mortgage Backed Security 197,141 units	221,679
Ginnie Mae 2009-094 Remic Pass-Through 5% Due 11/20/2038	Government Mortgage Backed Security 190,000 units	220,228
USAA Auto Owner Trust 0.43% Due 08/15/2016	Asset Backed Security 220,000 units	219,841
FirstEnergy Corporation 7.375% Due 11/15/2031	Corporate Bond 170,000 units	219,569
Simon Property Group Inc. 6.125% Due 05/30/2018	Corporate Bond 180,000 units	219,260
Caterpillar Financial Services Corporation 6.2% Due 09/30/2013	Corporate Bond 210,000 units	219,065
Fannie Mae Remic Series 2004-101 5% Due 01/25/2020	Government Mortgage Backed Security 200,000 units	217,749
Fannie Mae Pool #AD0584 7% Due 01/01/2039	Government Mortgage Backed Security 189,410 units	216,693
Ginnie Mae 2007-024 Remic Pass-Through Floating Rate Due 05/20/2037	Government Mortgage Backed Security 1,310,174 units	216,501
John Deere Capital Corporation 4.9% Due 09/09/2013	Corporate Bond 210,000 units	216,444
Federal Home Loan Mortgage Corporation Series 2595 5.5% Due 04/15/2023	Government Mortgage Backed Security 195,867 units	216,434
CWMBS Inc. Pass-Through 5.25% Due 05/25/2034	Collateralized Mortgage Obligation 211,092 units	216,229
Federal Home Loan Mortgage Corporation Pool #A79090 6.5% Due 07/01/2034	Government Mortgage Backed Security 184,966 units	215,601
Pfizer Inc. 6.2% Due 03/15/2019	Corporate Bond 170,000 units	214,876
Ginnie Mae Pool #005159 7% Due 01/20/2039	Government Mortgage Backed Security 181,945 units	214,132
UBS-Barclays Commercial Mortgage 2012-C2 3.52500009537% Due 05/10/2063	Commercial Mortgage Backed Security 197,600 units	214,062
Banc America Mortgage Securities Inc. 2004-3 Pass-Through 5.5% Due 04/25/2034*	Collateralized Mortgage Obligation 210,000 units	214,051
Fannie Mae Preassign 00324 6% Due 04/25/2033	Government Mortgage Backed Security 185,384 units	214,001
Toronto Dominion Bank 2.2% Due 07/29/2015	Corporate Bond 205,000 units	213,610
Fannie Mae Remic Series 2007-116 5.5% Due 08/25/2035	Government Mortgage Backed Security 187,816 units	211,963
Citigroup Mortgage Securities Inc. 2004-4 Remic 5.5% Due 06/25/2034	Collateralized Mortgage Obligation 202,283 units	211,771
National Australia Bank Limited 3% Due 07/27/2016	Corporate Bond 200,000 units	211,740
Fannie Mae Remic Trust 2005-97 5.5% Due 11/25/2035	Government Mortgage Backed Security 185,903 units	211,650
Daimler Financial North America LLC 2.25% Due 07/31/2019	Corporate Bond 210,000 units	211,589
United States Treasury Notes 4% Due 08/15/2018	Government Bond 180,000 units	211,500
Federal Home Loan Mortgage Corporation Series 2347 5.75% Due 08/15/2031	Government Mortgage Backed Security 191,035 units	211,070
Federal Home Loan Mortgage Corporation Pool #P20410 5.5% Due 10/01/2033	Government Mortgage Backed Security 203,957 units	210,970
Fannie Mae Pool #576557 6.5% Due 06/01/2019	Government Mortgage Backed Security 189,372 units	210,847
Bank of America Corporation 5.65% Due 05/01/2018*	Corporate Bond 180,000 units	209,420
Ginnie Mae Pool #782933 6.5% Due 10/15/2023	Government Mortgage Backed Security 188,425 units	209,308
Fannie Mae Pool 5.0% Due 06/1/2035	Government Mortgage Backed Security 191,592 units	209,137
Fannie Mae Remic Trust 2001-16 6% Due 05/25/2031	Government Mortgage Backed Security 185,632 units	208,825
Citigroup, Inc. 6.01% Due 01/15/2015	Corporate Bond 190,000 units	207,616
Fannie Mae Pool #890268 6.5% Due 10/01/2038	Government Mortgage Backed Security 184,230 units	206,679
Freddie Mac Series 2797 4% Due 06/15/2032	Government Mortgage Backed Security 192,897 units	206,637
Ginnie Mae Pool #738051 6% Due 03/20/2041	Government Mortgage Backed Security 182,675 units	203,870
Thornburg Mortgage Securities Trust 2004-3 Pass-Through Floating Rate Due 11/30/2044	Collateralized Mortgage Obligation 206,572 units	202,625
Fannie Mae Pool #745735 5% Due 03/01/2021	Government Mortgage Backed Security 184,329 units	201,297
JP Morgan Chase Commercial Mortgage-Backed Securities Corporation Due 10/15/2042*	Commercial Mortgage Backed Security 185,000 units	201,222
MetLife Global 3.875% Due 04/11/2022*	Corporate Bond 185,000 units	201,199
Residential Accredited Loans Inc. Pass-Through Series 2003QS7 4.75% Due 04/25/2033	Collateralized Mortgage Obligation 197,593 units	201,158
Northstar Mortgage Trust Series 2012-1 Floating Rate Due 04/25/2015	Commercial Mortgage Backed Security 198,630 units	198,274
Federal Home Loan Mortgage Corporation Series 2649 5.5% Due 10/15/2022	Government Mortgage Backed Security 191,763 units	197,673
Shell International Finance 4.375% Due 03/25/2020	Corporate Bond 170,000 units	197,192

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Federal Home Loan Mortgage Corporation Series 1680 6.5% Due 02/15/2024	Government Mortgage Backed Security 176,730 units	197,110
Fannie Mae Pool #889528 6.5% Due 05/01/2038	Government Mortgage Backed Security 177,923 units	197,099
PHH Mortgage Trust Series 6% Due 07/25/2038	Collateralized Mortgage Obligation 182,519 units	196,201
Wells Fargo Mortgage Backed Securities Due 09/25/2034*	Collateralized Mortgage Obligation 191,524 units	193,403
Pacific Gas & Electric Company 6.05% Due 03/01/2034	Corporate Bond 150,000 units	193,260
Federal Home Loan Mortgage Corporation Multiclass Series 3852 Floating Rate Due 05/15/2041	Government Mortgage Backed Security 178,787 units	192,875
Bayview Commercial Asset Trust Variable Rate Due 11/25/2035	Commercial Mortgage Backed Security 245,916 units	192,842
Cobalt CMBS Commercial Mortgage Trust 2006-C1 Pass-Through 5.186% Due 08/01/48	Commercial Mortgage Backed Security 170,000 units	192,706
Fannie Mae Pool #AA8502 6% Due 08/01/2037	Government Mortgage Backed Security 172,294 units	192,453
Morgan Stanley Dean Witter Capital I Trust 2003-HYB1 Variable Rate Due 02/25/2033	Collateralized Mortgage Obligation 194,086 units	190,893
Washington Mutual Mortgage 5.5% Due 04/25/2033	Collateralized Mortgage Obligation 180,947 units	190,440
Ginnie Mae Pool #603459 6% Due 01/15/2018	Government Mortgage Backed Security 172,477 units	188,740
JP Morgan Mortgage Trust 2006-A2 3.75% Due 04/25/2036*	Collateralized Mortgage Obligation 186,381 units	188,649
Deutsche Telekom International 5.75% Due 03/23/2016	Corporate Bond 165,000 units	188,003
Federal Home Loan Mortgage Corporation Pool #G04467 6% Due 09/01/2035	Government Mortgage Backed Security 167,777 units	186,568
Washington Mutual Mortgage Pass-Through 2.67% Due 08/25/2033	Collateralized Mortgage Obligation 185,910 units	186,147
Oncor Electric Delivery Company 6.8% Due 09/1/2018	Corporate Bond 150,000 units	186,027
Baker Hughes Inc. 7.5% Due 11/15/2018	Corporate Bond 140,000 units	185,465
Federal Home Loan Mortgage Corporation Series 2672 5% Due 11/15/2022	Government Mortgage Backed Security 177,173 units	185,124
Federal Home Loan Mortgage Corporation Series 2073 6.5% Due 07/15/2028	Government Mortgage Backed Security 160,345 units	183,331
Ginnie Mae 6% Due 04/20/2036	Government Mortgage Backed Security 150,000 units	183,130
CenterPoint Energy 6.5% Due 05/01/2018	Corporate Bond 150,000 units	182,963
GlaxoSmithKline 5.65% Due 05/15/2018	Corporate Bond 150,000 units	182,707
Structured Asset Securities Corporation Series 2004-6XS Due 03/25/2034	Asset Backed Security 184,933 units	182,354
Federal Home Loan Mortgage Corporation Pool #G3/0484 6.5% Due 01/01/2029	Government Mortgage Backed Security 161,437 units	179,997
Fannie Mae Pool #941028 6.5% Due 07/01/2038	Government Mortgage Backed Security 151,318 units	179,831
GS Mortgage Securities Corporation 2004-6F 5.5% Due 05/25/3034	Collateralized Mortgage Obligation 170,540 units	179,369
Wellpoint Inc. 5.875% Due 06/15/2017	Corporate Bond 150,000 units	178,032
Ginnie Mae Series 2008-077 Remic Pass-Through 5.5% Due 08/20/2038	Government Mortgage Backed Security 155,000 units	178,012
Fannie Mae Preassign 00277 5.5% Due 02/25/2033	Government Mortgage Backed Security 155,000 units	177,824
Federal Home Loan Mortgage Corporation Preassign 00162 5.5% Due 09/15/2033	Government Mortgage Backed Security 174,148 units	177,664
Ontario Province Canada 0.95% Due 05/26/2015	Municipal/Provincial Bond 175,000 units	177,249
Verizon Communications Inc. 6.4% Due 02/15/2038	Corporate Bond 130,000 units	176,003
Fannie Mae Pool #550382 6.45% Due 07/1/2030	Government Mortgage Backed Security 152,691 units	174,992
Federal Home Loan Mortgage Corporation Series 2479 6% Due 08/15/2032	Government Mortgage Backed Security 160,625 units	174,872
Fannie Mae Remic Trust 2010-49 Variable Rate Due 03/25/2040	Government Mortgage Backed Security 136,247 units	173,318
Fannie Mae Pool #7335503 6% Due 04/01/2035	Government Mortgage Backed Security 155,480 units	173,296
Capital One Financial Corporation 4.75% Due 07/15/2021	Corporate Bond 150,000 units	172,974
Time Warner Cable Inc. 7.3% Due 07/1/2038	Corporate Bond 130,000 units	172,729
Comcast Corporation 5.9% Due 03/15/2016	Corporate Bond 150,000 units	172,340
Morgan Stanley 5.75% Due 01/25/2021	Corporate Bond 150,000 units	171,305
PNC Financial Services Group Inc. Senior Note Due 11/09/2022	Corporate Bond 170,000 units	170,990
Anheuser-Busch 6.875% Due 11/15/2019	Corporate Bond 130,000 units	170,703
Fannie Mae Pool #735439 6% Due 09/01/2019	Government Mortgage Backed Security 157,362 units	169,227
DBUBS Mortgage Trust Pass Through Income Only Series 2011-Lc2 Class X-A 144A Due 07/10/2044	Commercial Mortgage Backed Security 2,449,945 units	168,720
Ginnie Mae 5.5% Due 06/20/2038	Government Mortgage Backed Security 142,000 units	168,625
Virginia Electric & Power Company 2.95% Due 01/15/2022	Corporate Bond 160,000 units	168,492
Berkshire Hathaway Inc. 3.2% Due 02/11/2015	Corporate Bond 160,000 units	168,445
JP Morgan Mortgage Trust Series 2004-S1 5.5% Due 09/25/2034*	Collateralized Mortgage Obligation 161,174 units	167,575
Federal Home Loan Mortgage Corporation Pool #K00035 6.5% Due 05/01/2037	Government Mortgage Backed Security 150,867 units	167,458
United States Treasury Notes 3.25% Due 12/31/2016	Government Bond 150,000 units	166,125
Santander Drive Auto Receivables Trust 1.08% Due 04/15/2016	Asset Backed Security 165,000 units	166,110
Sequoia Mortgage Trust Variable Rate Due 09/20/2034	Collateralized Mortgage Obligation 166,459 units	165,976
Royal Bank of Scotland 6.4% Due 10/21/2019	Corporate Bond 140,000 units	165,430
Federal Home Loan Mortgage Corporation Series 2648 5% Due 07/15/2033	Government Mortgage Backed Security 159,976 units	165,043
Fannie Mae Pool #351397 7% Due 03/01/2026	Government Mortgage Backed Security 140,993 units	164,311

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Goldman Sachs Group Inc. 3.3% Due 05/03/2015	Corporate Bond 157,000 units	163,634
Federal Home Loan Mortgage Corporation Series 2994 5% Due 06/15/2035	Government Mortgage Backed Security 149,000 units	163,426
Hess Corporation LLC 5.29% Due 03/25/2016	Asset Backed Security 150,000 units	163,150
Huntington Auto Trusts Series 2012-1 0.81% Due 09/15/2016	Asset Backed Security 162,000 units	162,764
Ginnie Mae Remic Series 2008-40 Floating Rate Due 05/16/2038	Government Mortgage Backed Security 755,738 units	162,322
Trafigura Securitisation Finance PLC Due 10/15/2015	Asset Backed Security 160,000 units	161,525
Fannie Mae 2001-T10 Pass-Through 7% Due 12/25/2041	Government Mortgage Backed Security 139,435 units	161,459
Fannie Mae Pool #889665 6% Due 08/01/2037	Government Mortgage Backed Security 145,467 units	161,285
Master Asset Security Trust 2003-6 5% Due 07/25/2023	Collateralized Mortgage Obligation 156,023 units	161,194
GTP Acquisition Partners I, LLC 4.347% Due 06/15/2016	Corporate Bond 152,000 units	161,083
General Electric Capital Corporation 5.9% Due 05/13/2014	Corporate Bond 150,000 units	160,757
Morgan Stanley Capital I Trust 2011-C3 4.054% Due 07/15/2049	Commercial Mortgage Backed Security 141,000 units	159,218
Master Alternative Loan Trust 5.5% Pass-Through	Collateralized Mortgage Obligation 152,278 units	158,943
Ginnie Mae Pool #699238 6.5% Due 09/15/2023	Government Mortgage Backed Security 143,092 units	158,508
Fannie Mae Trust 2004 7% Due 02/25/2044	Government Mortgage Backed Security 134,401 units	158,424
Master Alternative Loan Trust 2004-3 6.25% Due 04/25/2034	Collateralized Mortgage Obligation 154,824 units	158,058
Citigroup, Inc. 6.875% Due 03/5/2038	Corporate Bond 120,000 units	157,975
Federal Home Loan Mortgage Corporation 6% Due 06/15/2033	Government Mortgage Backed Security 155,072 units	157,898
CitiFinancial Mortgage 5.348% Due 08/25/2033	Asset Backed Security 160,999 units	157,778
Banc of America Alternative Loan Trust 2003-5 5% Due 07/25/2018*	Collateralized Mortgage Obligation 151,249 units	156,688
Burlington Northern and Santa Fe Railway Company 3.45% Due 09/15/2021	Corporate Bond 145,000 units	156,052
CPS Auto 1.59% Due 03/16/2020	Asset Backed Security 156,000 units	155,954
Santander Drive Auto Receivables Trust 0.82999998331% Due 12/15/2016	Asset Backed Security 155,000 units	155,814
Centex Home Equity 4.68% Due 06/25/2032	Asset Backed Security 151,665 units	155,772
Fannie Mae Pool #AD0471 5.5% Due 01/01/2024	Government Mortgage Backed Security 142,942 units	154,861
Federal Home Loan Mortgage Corporation Series 3688 Variable Rate Due 11/15/2046	Government Mortgage Backed Security 133,039 units	154,232
Citigroup Mortgage Loan Trust 2008-AR4 Remic Pass-Through Due 11/25/2038	Collateralized Mortgage Obligation 149,176 units	151,141
Fannie Mae Remic Trust Pass-Through Variable Rate Due 01/25/2040	Government Mortgage Backed Security 1,214,141 units	150,818
Fannie Mae Pool #767867 5.5% Due 03/01/2033	Government Mortgage Backed Security 137,054 units	150,113
Fannie Mae Preassign 00491 5% Due 02/25/2018	Government Mortgage Backed Security 140,457 units	150,043
Fannie Mae 0% Due 12/01/2024	Government Mortgage Backed Security 162,996 units	149,804
Fannie Mae Remic Trust 2005-50 5% Due 06/25/2025	Government Mortgage Backed Security 137,091 units	149,221
Telecom Italia Capital 5.25% Due 10/01/2015	Corporate Bond 140,000 units	148,960
Fannie Mae 1999-54 6.5% Due 11/25/2029	Government Mortgage Backed Security 129,302 units	147,578
Federal Home Loan Mortgage Corporation Series 2656 5% Due 10/15/2032	Government Mortgage Backed Security 139,104 units	147,189
Nordea Bank 7% Due 11/13/2014	Corporate Bond 140,000 units	146,965
Fannie Mae Remic Trust 2005-118 6% Due 01/25/2032	Government Mortgage Backed Security 143,804 units	146,939
Keycorp 5.1% Due 03/24/2021	Corporate Bond 125,000 units	145,626
Federal Home Loan Mortgage Corporation Preassign 00121 0% Due 07/15/2036	Government Mortgage Backed Security 153,440 units	145,399
Trans Canada Pipelines Limited 3.8% Due 10/01/2020	Corporate Bond 130,000 units	145,067
Fannie Mae Remic Series 2003-W2 6.5% Due 07/25/2042	Government Mortgage Backed Security 119,224 units	143,750
Ginnie Mae 2008-050 Remic Pass-Through 6% Due 06/20/2038	Government Mortgage Backed Security 123,000 units	143,159
Ginnie Mae Pool #004318 7% Due 12/20/2038	Government Mortgage Backed Security 123,742 units	142,799
Wells Fargo Mortgage Backed Securities 2004-K Due 07/25/2034*	Collateralized Mortgage Obligation 139,236 units	142,484
Residential Accredited Loans Inc. Pass-Through 5% Due 03/25/2019	Collateralized Mortgage Obligation 136,031 units	141,982
Ginnie Mae 2009-016 Remic Pass-Through Floating Rate Due 05/20/2037	Government Mortgage Backed Security 779,479 units	141,694
UnitedHealth Group Inc. 4.875% Due 02/15/2013	Corporate Bond 140,000 units	140,701
Morgan Stanley Mortgage Loan Trust 2004-2AR 5% Due 09/25/2034	Collateralized Mortgage Obligation 136,478 units	139,242
Banc America Mortgage Securities Inc. 2004-C 3.73055% Due 04/25/2034*	Collateralized Mortgage Obligation 136,856 units	138,307
Illinois State Taxable Pension 5.1% Due 06/01/2033	Municipal/Provincial Bond 140,000 units	138,130
Federal Home Loan Mortgage Corporation Series 2684 0% Due 01/15/2033	Government Mortgage Backed Security 139,128 units	136,524
Fannie Mae Remic Trust 2003-84 5% Due 03/25/2032	Government Mortgage Backed Security 132,163 units	136,467
United States Treasury Bonds 6.375% Due 08/15/27	Government Bond 90,000 units	136,364
Federal Home Loan Mortgage Corporation Series 1078 6.5% Due 05/15/2021	Government Mortgage Backed Security 124,695 units	136,227
Fannie Mae Series 2007-100 5.75% Due 10/25/2035	Government Mortgage Backed Security 129,556 units	136,077
First Franklin Mortgage Loan Trust Series 2005-FF9 Floating Rate Due 10/25/2035	Asset Backed Security 135,865 units	135,617
Master Asset Security Trust 5.25% Due 07/25/2019	Collateralized Mortgage Obligation 130,621 units	134,333

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Fannie Mae Remic Series 2003-47 5.75% Due 06/25/2033	Government Mortgage Backed Security 119,000 units	133,810
Morgan Stanley Mortgage Loan Trust 2004-2AR Due 09/25/2034	Collateralized Mortgage Obligation 133,018 units	133,746
International Business Machines Corporation 7.625% Due 10/15/2018	Corporate Bond 100,000 units	133,569
DTAuto Owner Trust Series 2012-2 0.91% Due 11/16/2015	Asset Backed Security 133,297 units	133,380
Ginnie Mae Pool #534607 6.45% Due 08/15/2030	Government Mortgage Backed Security 118,007 units	133,359
Federal Home Loan Mortgage Corporation Pool 5.891% Due 08/1/2037	Government Mortgage Backed Security 125,618 units	133,074
Ginnie Mae 2010-001 Remic Pass-Through Floating Rate Due 08/16/2039	Government Mortgage Backed Security 995,584 units	132,781
Banc America Mortgage Securities Inc. 5% Due 06/25/2019*	Collateralized Mortgage Obligation 128,266 units	132,624
Federal Home Loan Mortgage Corporation Series 2626 5% Due 06/15/2033	Government Mortgage Backed Security 112,450 units	132,520
Ginnie Mae 2007-058 Remic Pass-Through Floating Rate Due 10/20/2037	Government Mortgage Backed Security 717,994 units	132,373
Kraft Foods Group Inc. 5.375% Due 02/10/2020	Corporate Bond 109,000 units	130,877
Fannie Mae Pool #888281 6% Due 04/01/2027	Government Mortgage Backed Security 119,403 units	130,723
Ally Auto 1.55% Due 10/15/2014	Asset Backed Security 129,000 units	130,483
MetLife Global 2.5% Due 09/29/2015*	Corporate Bond 125,000 units	130,395
Federal Home Loan Mortgage Corporation Multiclass Series 16 7% Due 08/25/2023	Government Mortgage Backed Security 111,713 units	130,308
Ginnie Mae 6.5% Due 06/2/2032	Government Mortgage Backed Security 111,404 units	129,672
Federal Home Loan Mortgage Corporation Pool #E0227 6% Due 11/01/2021	Government Mortgage Backed Security 116,556 units	129,160
Fannie Mae Pool #889213 6% Due 04/01/2034	Government Mortgage Backed Security 117,904 units	128,623
Fannie Mae Remic Series 1997-57 5% Due 09/18/2027	Government Mortgage Backed Security 115,927 units	127,038
Ginnie Mae 2006-26 Remic 0% Due 06/20/2036	Government Mortgage Backed Security 134,202 units	126,937
Federal Home Loan Mortgage Corporation Preassign 00213 5% Due 07/15/2032	Government Mortgage Backed Security 123,916 units	126,746
Ontario Province Canada 4% Due 10/07/2019	Municipal/Provincial Bond 110,000 units	126,270
Ginnie Mae 6% Due 12/20/2039	Government Mortgage Backed Security 114,904 units	126,225
Ginnie Mae 2008-60 5.5% Due 07/16/2023	Government Mortgage Backed Security 112,778 units	125,689
BP Capital Markets PLC 5.25% Due 11/07/2013	Corporate Bond 120,000 units	124,873
Structured Asset Securities Corporation 2003-14 Due 05/25/2033	Collateralized Mortgage Obligation 121,671 units	124,588
Fannie Mae Pool #888890 6.5% Due 10/01/2037	Government Mortgage Backed Security 111,030 units	124,559
Roche Holdings Inc. 6% Due 03/1/2019	Corporate Bond 100,000 units	124,479
Credit Suisse First Boston Securities Corporation Series 2006-C1 Floating Rate Due 02/15/2039	Commercial Mortgage Backed Security 110,000 units	124,113
Fannie Mae Remic Trust 2008-91 Floating Rate Due 03/25/2038	Government Mortgage Backed Security 1,177,584 units	123,759
Citigroup Commercial Mortgage Trust Series 2005-C3 Due 05/15/2043	Commercial Mortgage Backed Security 115,000 units	123,291
Federal Home Loan Mortgage Corporation Series 3201 Floating Rate Due 08/15/2036	Government Mortgage Backed Security 940,286 units	123,229
Federal Home Loan Mortgage Corporation Pool #E90573 6% Due 07/01/2017	Government Mortgage Backed Security 113,021 units	122,942
Mercedes-Benz Auto Receivables Trust 2011-1CI .85% Due 03/15/2015	Asset Backed Security 122,636 units	122,925
Mondelez International Inc. 5.375% Due 02/10/2020	Corporate Bond 101,000 units	121,933
Merrill Lynch & Company Inc. 6.15% Due 04/25/2013*	Corporate Bond 120,000 units	121,926
Comcast Corporation 5.7% Due 07/01/2019	Corporate Bond 100,000 units	121,844
Banc America Alternative Loan Trust 2004-6 5% Due 07/25/2019*	Collateralized Mortgage Obligation 118,895 units	121,457
Amerada Hess Corporation 7.3% Due 08/15/2031	Corporate Bond 90,000 units	121,206
Fannie Mae 3.625% Due 02/12/2013	Government Agency Bond 120,000 units	120,464
Fannie Mae Pool #888366 7% Due 04/01/2037	Government Mortgage Backed Security 104,307 units	120,170
Citigroup Mortgage Loan Trust 2003-1 5.25% Due 09/25/2033	Collateralized Mortgage Obligation 113,424 units	119,896
Federal Home Loan Mortgage Corporation Series 2058 6.5% Due 05/15/2028	Government Mortgage Backed Security 103,390 units	118,999
Federal Home Loan Mortgage Corporation Pool #A72934 8% Due 02/01/2038	Government Mortgage Backed Security 95,478 units	118,738
General Electric Capital Corporation 5.5% Due 01/08/2020	Corporate Bond 100,000 units	118,371
General Electric Capital Corporation 5.625% Due 09/15/2017	Corporate Bond 100,000 units	117,972
Sequoia Mortgage Trust 2011-1 Pass-Through Floating Rate Due 02-25-2041	Collateralized Mortgage Obligation 115,748 units	117,597
GMAC Mortgage Loan Trust 2003-J10 4.75% Due 01/25/2019	Collateralized Mortgage Obligation 113,548 units	117,254
Rio Tinto Financial USA 9% Due 05/01/2019	Corporate Bond 85,000 units	116,750
Fannie Mae Pool #256928 6% Due 10/01/2027	Government Mortgage Backed Security 106,194 units	116,196
Peco Energy Company 2.375% Due 09/15/2022	Corporate Bond 115,000 units	115,984
Ginnie Mae Pool #738679 7% Due 11/20/2038	Government Mortgage Backed Security 100,275 units	115,719
Intuit Inc. 5.75% Due 03/15/2017	Corporate Bond 100,000 units	115,354
Nordea Bank 4.875% Due 01/27/2020	Corporate Bond 100,000 units	115,235
Residential FDG Mortgage Securities I Inc. 2003-S4 5.75% Due 03/25/2033	Collateralized Mortgage Obligation 113,750 units	115,059
United States Treasury Bonds Inflation Index 1.75% Due 01/15/2028	Index Linked Government Bonds 80,000 units	114,344

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Ginnie Mae Remic Series 2008-073 Floating Rate Due 08/20/2038	Government Mortgage Backed Security 688,278 units	114,154
Jefferies Group 8.5% Due 07/15/2019	Corporate Bond 95,000 units	113,525
Federal Home Loan Mortgage Corporation Pool #G30290 6.5% Due 03/01/2026	Government Mortgage Backed Security 100,578 units	112,142
Dow Chemical Company 8.55% Due 05/15/2019	Corporate Bond 83,000 units	112,056
Ginnie Mae 5.25% Due 03/20/2038	Government Mortgage Backed Security 100,000 units	111,954
Norfolk Southern Corporation 0% Due 02/15/2023	Corporate Bond 111,000 units	111,732
Fannie Mae Preassign 00472 7% Due 07/25/2042	Government Mortgage Backed Security 100,247 units	111,682
Ginnie Mae Pool #534855 6.45% Due 11/15/2030	Government Mortgage Backed Security 98,785 units	111,636
Ginnie Mae 5.25% Due 04/20/2038	Government Mortgage Backed Security 94,000 units	111,471
Banc America Commercial Mortgage Inc. 2005-6 5.195% Due 09/10/2047*	Commercial Mortgage Backed Security 100,000 units	111,405
Ohio State University General Receipts Bond 4.8% Due 06/01/2111	Municipal/Provincial Bond 100,000 units	111,194
Credit Suisse First Boston 5.125% Due 08/15/2015	Corporate Bond 100,000 units	110,981
GMAC Commercial Mortgage Securities 5.238% Due 11/10/2045	Commercial Mortgage Backed Security 100,000 units	110,243
Ginnie Mae 2009-106 Floating Rate Due 06/20/2037	Government Mortgage Backed Security 695,390 units	109,965
Ginnie Mae Floating 2004-86 Remic Pass-Through Due 09/20/2034	Government Mortgage Backed Security 709,203 units	109,282
CWMBS Inc. 4% Due 08/25/2033	Collateralized Mortgage Obligation 108,708 units	109,097
HSBC Finance Corporation 5% Due 06/30/2015	Corporate Bond 100,000 units	108,398
Rabobank Nederland Variable Rate Due 12/29/2049*	Corporate Bond 80,000 units	108,200
Michigan Indiana Power Company 7% Due 03/15/2019	Corporate Bond 85,000 units	107,418
Federal Home Loan Mortgage Corporation Pool #B3-1407 5% Due 07/01/2033	Government Mortgage Backed Security 101,870 units	107,123
Citigroup, Inc. 6.125% Due 11/21/2017	Corporate Bond 90,000 units	107,114
Ginnie Mae Pool #534720 6.45% Due 09/15/2030	Government Mortgage Backed Security 94,677 units	106,994
Fannie Mae Pool 5.5% Due 11/1/2036	Government Mortgage Backed Security 98,209 units	106,829
Wyeth 5.95% Due 04/01/2037	Corporate Bond 80,000 units	106,717
HRPT Properties Trust 6.65% Due 01/15/2018	Corporate Bond 95,000 units	106,476
MetLife Global 5.125% Due 06/10/2014*	Corporate Bond 100,000 units	106,310
Massmutual Global Funding 3.125% Due 04/14/16	Corporate Bond 100,000 units	106,027
Fannie Mae Pool #AE0081 6% Due 07/01/2024	Government Mortgage Backed Security 95,748 units	105,683
Ginnie Mae Remic Series 2007-16 Floating Rate Due 04/20/2037	Government Mortgage Backed Security 649,787 units	105,562
Federal Home Loan Mortgage Corporation Series 2046 6.5% Due 04/15/2028	Government Mortgage Backed Security 92,343 units	105,476
Ontario Province Canada 2.7% Due 06/16/2015	Municipal/Provincial Bond 100,000 units	105,279
Tennessee Valley Authority Global Power Bond 2009 Series C 5.25% Due 09/15/2039	Government Agency Bond 80,000 units	105,257
Commonwealth Bank of Australia 3.75% Due 10/15/2014	Corporate Bond 100,000 units	105,130
Fannie Mae Pool #256901 6.5% Due 09/01/2037	Government Mortgage Backed Security 94,860 units	105,084
Bayview Commercial Asset Trust Variable Rate Due 01/25/2036	Collateralized Mortgage Obligation 143,628 units	105,048
Ginnie Mae 2008-069 Remic Pass-Through 5.75% Due 08/20/2038	Government Mortgage Backed Security 85,291 units	105,015
Sempra Energy 9.8% Due 02/15/2019	Corporate Bond 75,000 units	105,010
National Semiconductor 6.6% Due 06/15/2017	Corporate Bond 85,000 units	104,973
Morgan Stanley 3.45% Due 02/11/2015	Corporate Bond 100,000 units	104,191
International Business 1.95% Due 07/22/2016	Corporate Bond 100,000 units	103,927
Macquarie Bank Limited 5% Due 02/22/2017	Corporate Bond 95,000 units	103,902
Total Capital 2.3% Due 03/15/2016	Corporate Bond 100,000 units	103,900
Barclays Bank 2.75% Due 02/23/2015	Corporate Bond 100,000 units	103,583
Kroger Company 3.4% Due 04/15/2022	Corporate Bond 100,000 units	103,417
Fannie Mae 2001-82 6.5% Due 01/25/2032	Government Mortgage Backed Security 90,371 units	103,340
Fannie Mae 6.5% Due 02/25/2047	Government Mortgage Backed Security 93,499 units	103,249
Bank of Nova Scotia 1.65% Due 10/29/2015	Corporate Bond 100,000 units	102,910
GS Mortgage Securities Corporation 2005-RP2 Variable Rate Due 03/25/2035	Collateralized Mortgage Obligation 122,550 units	102,617
Morgan Stanley Capital I Trust 2004-HQ3 4.8% Due 01/13/2041	Commercial Mortgage Backed Security 99,304 units	102,368
Spectra Energy Capital 5.65% Due 03/01/2020	Corporate Bond 86,000 units	102,255
Morgan Stanley 5.5% Due 07/28/2021	Corporate Bond 90,000 units	102,184
Fannie Mae Remic Trust 2004-70 5% Due 10/25/2024	Government Mortgage Backed Security 93,509 units	102,137
BB&T Corporation 3.375% Due 09/25/2013	Corporate Bond 100,000 units	102,080
Port Authority NY & NJ 5.647% Due 11/01/2040	Municipal/Provincial Bond 85,000 units	101,911
Fannie Mae Series 2002-T19 6.5% Due 07/25/2042	Government Mortgage Backed Security 86,789 units	101,819
Fannie Mae Remic Trust 1997-89 7% Due 12/20/2027	Government Mortgage Backed Security 408,868 units	101,570
Freeport-McMoran 2.15% Due 03/01/2017	Corporate Bond 101,000 units	101,536
American Express Company 7% Due 03/19/2018	Corporate Bond 80,000 units	101,075

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Apache Corporation 6% Due 01/15/2037	Corporate Bond 80,000 units	101,035
Fannie Mae Remic Trust 2005-103 Variable Rate Due 07/25/2035	Government Mortgage Backed Security 80,564 units	100,070
Diageo Capital PLC 4.828% Due 07/15/2020	Corporate Bond 85,000 units	100,067
MetLife Global 2.5% Due 01/11/2013*	Corporate Bond 100,000 units	100,046
Time Warner Cable Inc. 6.75% Due 07/01/2018	Corporate Bond 80,000 units	99,935
Boeing Company 6% Due 03/15/2019	Corporate Bond 80,000 units	99,647
Ginnie Mae 2010-014 0% Due 03/20/2036	Government Mortgage Backed Security 102,189 units	99,592
AIG Sunamerica Global Financing X 6.9% Due 03/15/2032	Corporate Bond 75,000 units	99,434
Verizon Maryland Inc. 5.125% Due 06/15/2033	Corporate Bond 95,000 units	99,321
Fannie Mae Remic Pass-Through Trust 2009-112 Floating Rate Due 01/25/2040	Government Mortgage Backed Security 798,489 units	99,187
Hewlett-Packard Company 6% Due 09/15/2041	Corporate Bond 100,000 units	98,990
Massmutual Global Funding 2.5% Due 10/17/2022	Corporate Bond 100,000 units	98,322
JP Morgan Remic Series 2010-4 Variable Rate Due 08/26/2035*	Collateralized Mortgage Obligation 99,011 units	98,060
Springleaf Mortgage Loan Trust 1.57% Due 12/25/2059	Collateralized Mortgage Obligation 97,084 units	97,631
PPL Energy Supply LLC 4.6% Due 12/15/2021	Corporate Bond 90,000 units	97,578
Fannie Mae Pool #888601 5.5% Due 06/01/2020	Government Mortgage Backed Security 90,375 units	97,345
Teva 3.65% Due 11/10/2021	Corporate Bond 90,000 units	96,321
General Electric Capital Corporation 2.1% Due 12/11/2019	Corporate Bond 96,000 units	96,271
Ginnie Mae Remic Series 1997-16 Due 10/20/2027	Government Mortgage Backed Security 380,259 units	95,975
PNC FDG Corporation 6.7% Due 06/10/2019	Corporate Bond 75,000 units	95,688
Federal Home Loan Mortgage Corporation Pool #G12988 6% Due 01/01/2023	Government Mortgage Backed Security 85,784 units	94,726
Time Warner Cable Inc. 8.75% Due 02/14/2019	Corporate Bond 70,000 units	94,441
Hewlett-Packard Company 4.65% Due 12/09/2021	Corporate Bond 94,000 units	94,366
Ginnie Mae Pool #738054 6.5% Due 01/20/2039	Government Mortgage Backed Security 82,884 units	94,218
Ginnie Mae 2009-072 Remic Pass-Through Floating Rate Due 08/16/2039	Government Mortgage Backed Security 681,457 units	94,001
Berkshire Hathaway Inc. 3.4% Due 01/31/2022	Corporate Bond 87,000 units	93,717
Petro-Canada 7.875% Due 06/15/2026	Corporate Bond 65,000 units	93,583
United Technologies Corporation 6.125% Due 02/01/2019	Corporate Bond 75,000 units	93,467
Tennessee Valley Authority Zero Coupon 0% Due 12/15/2017	Government Agency Bond 100,000 units	93,139
Federal Home Loan Mortgage Corporation Series 3253 Principal Only Due 12/15/2021	Government Mortgage Backed Security 96,615 units	92,547
Morgan Stanley Capital I Trust Due 02/12/2044	Commercial Mortgage Backed Security 14,677,904 units	92,441
Federal Home Loan Mortgage Corporation Pool #C9-0767 6% Due 12/01/2023	Government Mortgage Backed Security 84,286 units	92,040
Fannie Mae Remic Trust 2001-38 Principal Only Due 08/25/2031	Government Mortgage Backed Security 102,622 units	91,968
United States Treasury Bonds Inflation Index 2% Due 01/15/2026	Index Linked Government Bonds 60,000 units	91,704
Blackrock Inc. 6.25% Due 09/15/2017*	Corporate Bond 75,000 units	91,657
Capital One Financial Corporation 6.75% Due 09/15/2017	Corporate Bond 75,000 units	91,596
Fannie Mae Remic Series 2004-36 Due 05/25/2034	Government Mortgage Backed Security 65,727 units	90,553
HSBC Home Equity Loan Trust Series 2006-1 Due 01/20/2036	Asset Backed Security 91,430 units	90,219
Wells Fargo Mortgage Backed Securities 2003-F Variable Rate Due 06/25/2033*	Collateralized Mortgage Obligation 88,195 units	89,738
MidAmerican Energy 5.3% Due 03/15/2018	Corporate Bond 75,000 units	89,635
Federal Home Loan Mortgage Corporation Series 2934 Principal Only Due 02/15/2020	Government Mortgage Backed Security 94,335 units	89,575
BB&T Corporation 5.2% Due 12/23/2012	Corporate Bond 80,000 units	89,189
Time Warner Cable Inc. 6.75% Due 06/15/2039	Corporate Bond 70,000 units	88,786
National Rural Utilities 10.375% Due 11/01/2018	Corporate Bond 60,000 units	88,693
PacifiCorp 5.75% Due 04/01/2037	Corporate Bond 70,000 units	88,591
Time Warner Entertainment 8.375% Due 07/15/2033	Corporate Bond 60,000 units	87,568
Anheuser-Busch 5.375% Due 11/15/2014	Corporate Bond 80,000 units	86,843
AGL Capital Corporation 3.5% Due 09/15/2021	Corporate Bond 80,000 units	86,592
Microsoft Corporation 5.3% Due 02/08/2041	Corporate Bond 69,000 units	86,443
eBay Inc. 3.25% Due 10/15/2020	Corporate Bond 80,000 units	86,286
Ginnie Mae 2008-087 Remic Pass-Through 6.5% Due 10/20/2038	Government Mortgage Backed Security 517,781 units	86,145
Intel Corporation 3.3% Due 10/01/2021	Corporate Bond 81,000 units	85,889
Federal Home Loan Mortgage Corporation Series 3784 Floating Rate Due 07/15/2023	Government Mortgage Backed Security 699,930 units	85,692
Washington Mutual Variable Rate Pass-Through Due 09/25/2033	Collateralized Mortgage Obligation 84,002 units	85,639
Exelon Generation 5.2% Due 10/01/2019	Corporate Bond 75,000 units	85,023
Ginnie Mae Pool #535143 6.45% Due 01/15/2031	Government Mortgage Backed Security 74,543 units	84,193

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Oracle Corporation 5% Due 07/08/2019	Corporate Bond 70,000 units	84,062
HCP Inc. 2.625% Due 02/01/2020	Corporate Bond 84,000 units	83,672
Cleveland Electric Illumination Company 5.65% Due 12/15/2013	Corporate Bond 80,000 units	83,572
Ginnie Mae Pool #614616 Series 2018 5.5% Due 07/15/2018	Government Mortgage Backed Security 77,423 units	83,397
Nelnet Student Loan Trust Floating Rate Due 04/25/2024	Asset Backed Security 80,000 units	83,113
John Sevier Comb Cycle Generation LLC 4.626% Due 01/15/42	Corporate Bond 72,525 units	83,004
Federal Home Loan Mortgage Corporation 0% Due 11/15/2037	Government Mortgage Backed Security 84,654 units	82,880
Wells Fargo Mortgage Backed Securities 2004-BB Trust Due 01/25/2035*	Collateralized Mortgage Obligation 82,141 units	82,766
Nisource Financial Corporation 5.45% Due 09/15/2020	Corporate Bond 70,000 units	82,257
Fannie Mae 6% Due 04/18/2036	Government Agency Bond 70,000 units	81,808
AmeriCredit .83999997377% Due 11/10/2014	Asset Backed Security 81,650 units	81,699
Fannie Mae Interest Strip 5.01% Due 11/15/2021	Government Mortgage Backed Security 100,000 units	81,583
Macquarie Group Limited 6% Due 14/01/2020	Corporate Bond 75,000 units	81,157
Macquarie Group Limited 7.3% Due 08/01/2014	Corporate Bond 75,000 units	80,903
Ginnie Mae Pool #535166 6.45% Due 01/15/2031	Government Mortgage Backed Security 71,017 units	80,212
Ginnie Mae 2007-059 Remic Pass-Through Due 04/20/2037	Government Mortgage Backed Security 600,864 units	80,110
Nomura Holdings Inc. 5% Due 03/04/2015	Corporate Bond 75,000 units	79,520
Delta Air Lines Inc. 6.821% Due 08/10/2022	Corporate Bond 70,970 units	79,216
U S Bancorp 1.65% Due 05/15/2017	Corporate Bond 77,000 units	78,455
General Mills Inc. 3.15% Due 12/15/2021	Corporate Bond 75,000 units	78,397
Nippon Telegraph & Telephone Corporation 1.4% Due 07/18/2017	Corporate Bond 77,000 units	77,931
Fannie Mae 2003-45 5.5% Due 06/25/2033	Government Mortgage Backed Security 64,000 units	77,471
Bank of Montreal 1.4% Due 09/11/2017	Corporate Bond 77,000 units	77,293
Fannie Mae Pool #254179 6% Due 01/01/2022	Government Mortgage Backed Security 70,548 units	77,061
Cox Communications Inc. 8.375% Due 03/01/2039	Corporate Bond 50,000 units	76,732
E. I. du Pont de Nemours & Company 5.6% Due 12/15/2036	Corporate Bond 60,000 units	76,727
Fannie Mae Pool #745406 6% Due 03/01/2021	Government Mortgage Backed Security 71,102 units	76,477
Rio Tinto Financial USA 3.5% Due 11/02/2020	Corporate Bond 72,000 units	76,321
Ginnie Mae 2008-091 Remic Pass-Through 6.5% Due 11/20/2038	Government Mortgage Backed Security 475,334 units	76,258
CME Group Inc. 3% Due 09/15/2022	Corporate Bond 75,000 units	76,098
Kaupthing Bank 7.625% Due 12/31/2040	Corporate Bond 310,000 units	75,950
Trans Canada Pipelines Limited 2.5% Due 08/01/2022	Corporate Bond 75,000 units	75,152
Banc America Mortgage Securities Inc. 2004-11 5.75% Due 12/25/2024*	Collateralized Mortgage Obligation 72,216 units	75,092
Ginnie Mae 2006-023 Remic Floating Rate Due 01/20/2036	Government Mortgage Backed Security 646,063 units	74,930
France Telecom SA Step Up 03/01/2031, 02/28/2031	Corporate Bond 50,000 units	74,844
Union Pacific Corporation 4.163% Due 07/15/2022	Corporate Bond 66,000 units	74,659
Federal Home Loan Mortgage Corporation Floating Rate Due 10/15/2040	Government Mortgage Backed Security 358,435 units	74,173
Ginnie Mae Remic Series 2006-26 Due 06/20/2036	Government Mortgage Backed Security 478,736 units	74,072
Federal Home Loan Mortgage Corporation Gold Pool 6.5% Due 04/01/2021	Government Mortgage Backed Security 66,397 units	74,031
Federal Home Loan Mortgage Corporation Preassign 00890 Due 04/15/2036	Government Mortgage Backed Security 77,121 units	73,791
Equity One ABS Inc. 5.05% Due 09/25/2033	Asset Backed Security 76,545 units	73,673
Anheuser-Busch 5.375% Due 01/15/2020	Corporate Bond 60,000 units	73,022
Procter & Gamble Company 5.8% Due 08/15/2034	Corporate Bond 55,000 units	72,828
Indymac Mortgage Backed Securities Inc. 4.75% Due 02/25/2019	Asset Backed Security 69,067 units	71,116
Halliburton Company 8.75% Due 02/15/2021	Corporate Bond 50,000 units	70,856
Boeing Capital Corporation 4.7% Due 10/27/2019	Corporate Bond 60,000 units	70,793
ASIF Global Financing XIX 4.9% Due 01/17/2013	Corporate Bond 70,000 units	70,099
Santander Drive Auto Receivables Trust 2010-A3 1.83% Due 11/17/2014	Asset Backed Security 69,556 units	70,003
Fannie Mae Preassign 00059 6.5% Due 02/25/2044	Government Mortgage Backed Security 61,178 units	69,936
Hewlett-Packard Company 4.375% Due 09/15/2021	Corporate Bond 70,000 units	69,392
Federal Home Loan Mortgage Corporation Series 3101 5.5% Due 01/15/2036	Government Mortgage Backed Security 60,000 units	69,347
PSEG Power LLC 5.125% Due 04/15/2020	Corporate Bond 60,000 units	69,148
Ginnie Mae 2002-41 Remic Trust Floating Rate Due 06/16/2032	Government Mortgage Backed Security 319,440 units	68,885
AOL Time Warner 7.625% Due 04/15/2031	Corporate Bond 50,000 units	68,834
Ginnie Mae 2010-014 Remic Pass-Through Principal Only Due 12/20/2032	Government Mortgage Backed Security 71,613 units	68,707
Fannie Mae Series 390 Variable Rate Due 06/25/2038	Government Mortgage Backed Security 598,069 units	67,997
American Municipal Power Ohio Inc. Revenue 7.499% Due 02/15/2050	Municipal/Provincial Bond 50,000 units	67,699
Viacom Inc. 4.5% Due 03/01/2021	Corporate Bond 60,000 units	67,506

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Prime Mortgage Trust 2004-2 Pass-Through 4.75% Due 11/25/2019	Collateralized Mortgage Obligation 64,348 units	66,936
Coca-Cola Company 3.3% Due 09/01/2021	Corporate Bond 60,000 units	66,143
Southern California Edison 6.65% Due 04/01/2029	Corporate Bond 50,000 units	65,898
Federal Home Loan Mortgage Corporation Pool #M30285 5% Due 02/01/2018	Government Mortgage Backed Security 62,589 units	65,891
Countrywide Financial Corporation 6.25% Due 05/15/2015*	Corporate Bond 60,000 units	65,862
American Water Capital Corporation 6.085% Due 10/15/2017	Corporate Bond 55,000 units	65,737
Ginnie Mae Pool #534544 6.45% Due 08/15/2030	Government Mortgage Backed Security 57,803 units	65,322
Merrill Lynch Mortgage Trust Series 2005-LC1 Due 01/12/2044*	Commercial Mortgage Backed Security 60,000 units	65,236
Federal Home Loan Mortgage Corporation Pool 5.5% Due 11/1/2035	Government Mortgage Backed Security 60,058 units	65,198
Citigroup, Inc. 6.375% Due 08/12/2014	Corporate Bond 60,000 units	64,839
Los Angeles California Department Airports Taxable-Build America Bond 6.582% Due 05/15/2039	Municipal/Provincial Bond 50,000 units	64,822
News America Inc. 7.625% Due 11/30/2028	Corporate Bond 50,000 units	64,449
AT&T Inc. 6.3% Due 01/15/2038	Corporate Bond 50,000 units	64,111
Dow Chemical Company 4.25% Due 11/15/2020	Corporate Bond 57,000 units	63,368
HSBC Home Equity Loan Trust Series 2005-2 Due 01/20/2035	Asset Backed Security 64,947 units	63,175
Fannie Mae Remic Trust 2006-20 Variable Rate Due 04/25/2036	Government Mortgage Backed Security 440,579 units	62,992
Federal Home Loan Mortgage Corporation Pool #G02809 3.5% Due 05/01/2036	Government Mortgage Backed Security 54,732 units	62,724
Federal Home Loan Mortgage Corporation Principal Only Due 12/15/2032	Government Mortgage Backed Security 63,770 units	61,899
Ginnie Mae Remic Series 2008-79 Floating Rate Due 09/20/2038	Government Mortgage Backed Security 395,412 units	61,631
Federal Home Loan Mortgage Corporation Series 3218 Floating Rate Due 09/15/2026	Government Mortgage Backed Security 401,593 units	61,548
Federal Home Loan Mortgage Corporation Series 3117 Principal Only Due 02/15/2036	Government Mortgage Backed Security 64,800 units	61,534
PPG Industries Inc. 7.4% Due 09/30/2012	Corporate Bond 50,000 units	61,506
Duke Energy Corporation 6% Due 12/01/2028	Corporate Bond 50,000 units	61,259
Vodafone Group PLC 5% Due 09/15/2015	Corporate Bond 55,000 units	61,015
CSX Corporation 6.25% Due 03/15/2018	Corporate Bond 50,000 units	60,952
Ginnie Mae 6% Due 06/20/2032	Government Mortgage Backed Security 56,539 units	60,928
Oracle Corporation 5.75% Due 04/15/2018	Corporate Bond 50,000 units	60,850
Wal-Mart Stores Inc. 5.25% Due 09/01/2035	Corporate Bond 50,000 units	60,740
Bear Stearns Commercial Mortgage Securities Inc. Series 2005-PWR9 4.871% Due 09/15/2015	Commercial Mortgage Backed Security 55,000 units	60,419
General Electric Capital Corporation 5.875% Due 01/14/2038	Corporate Bond 50,000 units	60,313
Canadian Natural Resources Limited 5.9% Due 02/01/2018	Corporate Bond 50,000 units	60,212
StatoilHydro ASA 2.45% Due 01/17/2023	Corporate Bond 60,000 units	59,859
Fannie Mae Preassign 00506 6% Due 04/25/2017	Government Mortgage Backed Security 55,846 units	59,810
FPL Group Capital Inc. 7.875% Due 12/15/2015	Corporate Bond 50,000 units	59,659
BP Capital Markets PLC 2.5% Due 11/06/2022	Corporate Bond 60,000 units	59,450
Fannie Mae Remic Trust 2010-35 Variable Rate Due 04/25/2040	Government Mortgage Backed Security 436,989 units	59,275
Goldman Sachs Group Inc. 6.15% Due 04/01/2018	Corporate Bond 50,000 units	58,738
Federal Home Loan Mortgage Corporation Series 10 Due 07/15/2019	Government Mortgage Backed Security 53,697 units	58,675
Praxair Inc. 5.2% Due 03/15/2017	Corporate Bond 50,000 units	58,467
Alberta Energy Limited 7.375% Due 11/01/2031	Corporate Bond 45,000 units	58,431
Federal Home Loan Mortgage Corporation Series 3213 6% Due 09/15/2036	Government Mortgage Backed Security 50,000 units	58,061
Hewlett-Packard Company 6.125% Due 03/1/2014	Corporate Bond 55,000 units	57,817
Fannie Mae Remic Trust 2001-4 7% Due 03/25/2021	Government Mortgage Backed Security 52,859 units	57,714
Bank of New York Inc. 4.6% Due 01/15/2020	Corporate Bond 50,000 units	57,163
Cisco Systems Inc. 5.5% Due 02/22/2016	Corporate Bond 50,000 units	57,153
Waste Management Inc. of Delaware 4.75% Due 06/20/2020	Corporate Bond 50,000 units	57,107
Chase FDG Mortgage Loan 4.499% Due 08/25/2030*	Asset Backed Security 56,162 units	57,047
Centerpoint Energy 5.85% Due 01/15/2041	Corporate Bond 45,000 units	56,955
Fannie Mae Series 331 Variable Rate Due 02/01/2033	Government Mortgage Backed Security 227,188 units	56,879
CenterPoint Energy Resources Corporation 4.5% Due 01/15/2021	Corporate Bond 50,000 units	56,863
Federal Home Loan Mortgage Corporation Preassign 00603 5% Due 02/15/2020	Government Mortgage Backed Security 584,880 units	56,766
Arrow Electronics Inc. 6% Due 04/1/2020	Corporate Bond 50,000 units	56,581
Lockheed Martin 4.25% Due 11/15/2019	Corporate Bond 50,000 units	56,379
Xerox Corporation 5.625% Due 12/15/2019	Corporate Bond 50,000 units	55,863
WEA Finance LLC 6.75% Due 09/02/2019	Corporate Bond 45,000 units	55,747
DirecTV Holdings 6% Due 08/15/2040	Corporate Bond 50,000 units	55,479

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Viacom Inc. 7.875% Due 07/30/2030	Corporate Bond 40,000 units	55,230
Caterpillar Financial Services Corporation 2.85% Due 06/01/2022	Corporate Bond 54,000 units	55,229
Great Plains Energy Inc. 4.85% Due 06/01/2021	Corporate Bond 50,000 units	55,087
Norfolk Southern Corporation 6% Due 05/23/2111	Corporate Bond 45,000 units	54,639
Capital One Financial Corporation 7.375% Due 05/23/2014	Corporate Bond 50,000 units	54,391
Federal Home Loan Mortgage Corporation Pool #G13390 6% Due 01/01/2024	Government Mortgage Backed Security 48,300 units	54,014
National Semiconductor 3.95% Due 04/15/2015	Corporate Bond 50,000 units	53,851
Federal Home Loan Mortgage Corporation Series 3117 Due 02/15/2036	Government Mortgage Backed Security 56,430 units	53,808
Potash Corporation of Saskatchewan, Inc. 3.75% Due 09/30/2015	Corporate Bond 50,000 units	53,778
Xcel Energy, Inc. 6.5% Due 07/01/2036	Corporate Bond 40,000 units	53,699
Freddie Mac Series 2643 Floating Rate Due 03/15/2032	Government Mortgage Backed Security 22,691 units	53,450
Fifth Third Bancorp 3.625% Due 01/25/2016	Corporate Bond 50,000 units	53,421
Federal Home Loan Mortgage Corporation Series 3747 4.5% Due 07/15/2037	Government Mortgage Backed Security 652,113 units	53,325
The Mosaic Company 3.75% Due 11/15/2021	Corporate Bond 50,000 units	53,116
UnitedHealth Group Inc. 6.625% Due 11/15/2037	Corporate Bond 40,000 units	52,901
Duke Capital Corporation 8% Due 10/01/2019	Corporate Bond 40,000 units	52,827
Bank of New York Inc. 2.95% Due 06/18/2015	Corporate Bond 50,000 units	52,736
Federal Home Loan Mortgage Corporation Adjustable Rate Due 05/1/2037	Government Mortgage Backed Security 49,374 units	52,610
New York Life Global 3% Due 05/04/2015	Corporate Bond 50,000 units	52,539
Hewlett-Packard Company 4.75% Due 06/02/2014	Corporate Bond 50,000 units	52,120
Royal Bank of Canada 2.3% Due 07/20/2016	Corporate Bond 50,000 units	52,107
PNC FDG Corporation 5.625% Due 02/01/2017	Corporate Bond 45,000 units	51,956
Apache Corporation 6% Due 09/15/2013	Corporate Bond 50,000 units	51,900
Morgan Stanley 4.75% Due 04/1/2014	Corporate Bond 50,000 units	51,774
New York Life Global 5.375% Due 09/15/2013	Corporate Bond 50,000 units	51,644
Ginnie Mae 2003-018 Floating Rate Due 09/20/2032	Government Mortgage Backed Security 44,884 units	51,532
HSBC Finance Corporation 4.75% Due 07/15/2013	Corporate Bond 50,000 units	51,044
Fannie Mae Pool #550389 6.45% Due 09/1/2030	Government Mortgage Backed Security 44,430 units	50,920
Bunge Limited Finance Corporation 5.875% Due 05/15/2013	Corporate Bond 50,000 units	50,887
Deutsche Bank 4.875% Due 05/20/2013	Corporate Bond 50,000 units	50,868
Federal Home Loan Mortgage Corporation Series 3593 Floating Rate Due 11/15/2024	Government Mortgage Backed Security 409,493 units	50,860
ERP Operating Limited Partnership 4.625% Due 12/15/2021	Corporate Bond 45,000 units	50,689
Fannie Mae Remic Series 2007-35 5% Due 09/25/2033	Government Mortgage Backed Security 50,059 units	50,634
New York Life Global Funding 0.75% Due 07/24/2015	Corporate Bond 50,000 units	49,936
Consumers Energy 5.65% Due 04/15/2020	Corporate Bond 40,000 units	49,403
Nevada Power Company 5.45% Due 05/15/2041	Corporate Bond 40,000 units	48,973
Federal Home Loan Mortgage Corporation Series 2611 Floating Rate Due 05/15/2033	Government Mortgage Backed Security 41,609 units	48,967
Goldman Sachs 3.7% Due 08/01/2015	Corporate Bond 46,000 units	48,548
Connecticut Light & Power Company 5.65% Due 05/01/2018	Corporate Bond 40,000 units	48,432
StatoilHydro ASA 5.25% Due 04/15/2019	Corporate Bond 40,000 units	47,963
Deutsche Bank Financial 5.375% Due 03/02/2015	Corporate Bond 45,000 units	47,658
Fannie Mae Remic 390 6% Due 07/25/2023	Government Mortgage Backed Security 506,260 units	47,302
Fannie Mae Preassign 00033 5% Due 03/25/2032	Government Mortgage Backed Security 45,760 units	46,820
Federal Home Loan Mortgage Corporation Series 2650 Principal Only Due 12/15/2032	Government Mortgage Backed Security 48,039 units	46,541
Commonwealth Bank of Australia 5.0% Due 10/15/2019	Corporate Bond 40,000 units	46,484
Alabama Power Company 6.125% Due 05/15/2038	Corporate Bond 35,000 units	46,284
Telecom Italia Capital 6.999% Due 06/04/2018	Corporate Bond 40,000 units	45,720
Fannie Mae Preassign 00869 Variable Rate Due 12/25/2032	Government Mortgage Backed Security 35,002 units	45,496
Talisman Energy, Inc. 7.75% Due 06/01/2019	Corporate Bond 35,000 units	45,111
Macys Retail Holdings 7.45% Due 07/15/2017	Corporate Bond 35,000 units	43,149
US Bancorp 4.125% Due 05/24/2021	Corporate Bond 38,000 units	43,091
BP Capital Markets PLC 3.875% Due 03/10/2015	Corporate Bond 40,000 units	42,614
Fannie Mae Pool #745948 6.5% Due 10/01/2036	Government Mortgage Backed Security 37,955 units	42,580
BHP Billiton Finance (USA) Limited 5.5% Due 04/01/2014	Corporate Bond 40,000 units	42,488
Pitney Bowes Inc. 5.875% Due 08/15/2014	Corporate Bond 40,000 units	42,286
Nationwide Mutual Insurance Company 9.375% Due 08/15/2039	Corporate Bond 30,000 units	42,212

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Rabobank Nederland 3.875% Due 02/08/2022*	Corporate Bond 39,000 units	41,969
Ginnie Mae 2008-060 Remic Pass-Through 5.5% Due 07/20/2038	Government Mortgage Backed Security 35,000 units	41,294
H.J. Heinz Company 2.85% Due 03/01/2022	Corporate Bond 40,000 units	40,740
Ryder Systems Inc. 2.5% Due 03/01/2017	Corporate Bond 40,000 units	40,675
Wells Fargo & Company 5.5% Due 05/01/2013*	Corporate Bond 40,000 units	40,665
Allstate Life 5.375% Due 04/30/2013	Corporate Bond 40,000 units	40,662
PNC FDG Corporation 5.25% Due 11/15/2015	Corporate Bond 36,000 units	40,225
Time Warner Cable Inc. 8.25% Due 04/01/2019	Corporate Bond 30,000 units	39,922
Alabama Power Company 3.85% Due 12/01/2042	Corporate Bond 40,000 units	39,411
Appalachian Power Company 6.7% Due 08/15/2038	Corporate Bond 30,000 units	39,362
Fannie Mae Pool 5.5% Due 02/1/2036	Government Mortgage Backed Security 36,077 units	39,243
Federal Home Loan Mortgage Corporation Series 3171 Principal Only Due 06/15/2036	Government Mortgage Backed Security 41,438 units	38,971
Bunge Limited Finance Corporation 8.5% Due 06/15/2019	Corporate Bond 30,000 units	38,601
Republic Services Inc. 3.55% Due 06/01/2022	Corporate Bond 37,000 units	38,577
Johnson Controls Inc. 4.25% Due 03/01/2021	Corporate Bond 35,000 units	38,315
Delta Air Lines Inc. 4.95% Due 05/23/2019	Corporate Bond 34,773 units	37,903
Gap, Inc. 5.95% Due 04/12/2021	Corporate Bond 33,000 units	37,753
Ginnie Mae 2009-010 Remic Pass-Through Floating Rate Due 03/16/2034	Government Mortgage Backed Security 335,661 units	37,727
Fannie Mae Pool #550387 6.45% Due 08/01/2030	Government Mortgage Backed Security 32,857 units	37,656
Baxter International Inc. 2.4% Due 08/15/2022	Corporate Bond 38,000 units	37,593
Crh America, Inc. 6% Due 09/30/2016	Corporate Bond 33,000 units	37,080
Goldman Sachs 3.625% Due 02/07/2016	Corporate Bond 35,000 units	37,048
Public Service Electric & Gas 2.7% Due 05/01/2015	Corporate Bond 35,000 units	36,530
Crown Castle Towers LLC 3.214% Due 08/15/2015	Corporate Bond 35,000 units	36,492
Jefferies Group 6.25% Due 01/15/2036	Corporate Bond 35,000 units	36,225
Pacific Gas & Electric Company 5.625% Due 11/30/2017	Corporate Bond 30,000 units	36,220
Boeing Company 4.875% Due 11/15/2020	Corporate Bond 30,000 units	36,144
Fannie Mae Pool 5.5% Due 06/1/2036	Government Mortgage Backed Security 32,724 units	35,964
Fannie Mae Remic Trust 1993-G17 Variable Rate Due 04/25/2023	Government Mortgage Backed Security 140,880 units	35,895
Ecolab, Inc. 5.5% Due 12/08/2041	Corporate Bond 30,000 units	35,791
Progress Energy 4.4% Due 01/15/2021	Corporate Bond 32,000 units	35,670
Federal Home Loan Mortgage Corporation Pool 5.697% Due 04/1/2037	Government Mortgage Backed Security 33,076 units	35,612
Weatherford International 9.875% Due 03/01/2039	Corporate Bond 25,000 units	35,035
Pacific Life Insurance Company 9.25% Due 06/15/2039	Corporate Bond 25,000 units	34,960
CME Group Inc. 5.75% Due 02/01/2014	Corporate Bond 33,000 units	34,850
Oracle Corporation 6.5% Due 04/15/2038	Corporate Bond 25,000 units	34,763
Aetna Inc. 6.75% Due 12/15/2037	Corporate Bond 25,000 units	34,681
California St 7.3% 10/01/2039 BEO Taxable	Municipal/Provincial Bond 25,000 units	34,643
Kansas City Power & Light Company 5.3% Due 10/01/2041	Corporate Bond 30,000 units	34,518
EOG Resources Inc. 2.625% Due 03/15/2023	Corporate Bond 34,000 units	34,239
Dominion Resources Inc. 8.875% Due 01/15/2019	Corporate Bond 25,000 units	34,217
Southwestern Public Service Company 8.75% Due 12/01/2018	Corporate Bond 25,000 units	33,920
Kellogg Company 3.25% Due 05/21/2018	Corporate Bond 31,000 units	33,768
Rabobank Nederland 4.5% Due 01/11/2021*	Corporate Bond 30,000 units	33,719
Bank of New York Inc. 4.15% Due 02/01/2021	Corporate Bond 30,000 units	33,679
Detroit Edison Company 3.9% Due 06/01/2021	Corporate Bond 30,000 units	33,539
Target Corporation 6.35% Due 11/01/2032	Corporate Bond 25,000 units	33,178
Fannie Mae Floating Rate 2007-88 Due 09/25/2037	Government Mortgage Backed Security 179,601 units	33,148
Fannie Mae Remic Trust 2009-15 Variable Rate Due 03/25/2024	Government Mortgage Backed Security 283,616 units	32,975
Bank of New York Inc. 3.55% Due 09/23/2021	Corporate Bond 30,000 units	32,687
Aflac Inc. 8.5% Due 05/15/2019	Corporate Bond 24,000 units	32,686
BP Capital Markets PLC 3.245% Due 05/06/2022	Corporate Bond 31,000 units	32,659
Ginnie Mae 2003-112 Floating Rate Due 10/20/2032	Government Mortgage Backed Security 384,552 units	32,522
Kraft Foods Group Inc. 6.875% Due 01/26/2039	Corporate Bond 24,000 units	32,313
Kroger Company 6.9% Due 04/15/2038	Corporate Bond 25,000 units	32,227
CVS Caremark Corporation 6.125% Due 09/15/2039	Corporate Bond 25,000 units	31,994
Elm Road Generating Station LLC 6.09% Due 02/11/2040	Corporate Bond 25,000 units	31,724
Public Service Electric & Gas 5.375% Due 11/01/2039	Corporate Bond 25,000 units	31,370

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
US Bancorp 2.45% Due 07/27/2015	Corporate Bond 30,000 units	31,356
CSX Corporation 7.9% Due 05/01/2017	Corporate Bond 25,000 units	31,267
Northern States Power Company 5.35% Due 11/01/2039	Corporate Bond 25,000 units	31,266
PPG Industries Inc. 6.65% Due 03/15/2018	Corporate Bond 25,000 units	31,040
Devon Energy Corporation 6.3% Due 01/15/2019	Corporate Bond 25,000 units	31,023
Burlington Northern and Santa Fe Railway Company 5.75% Due 05/01/2040	Corporate Bond 25,000 units	30,821
WEA Finance LLC 7.125% Due 04/15/2018	Corporate Bond 25,000 units	30,805
Verizon Communications Inc. 6.1% Due 04/15/2018	Corporate Bond 25,000 units	30,740
Sempra Energy 6.15% Due 06/15/2018	Corporate Bond 25,000 units	30,671
Berkshire Hathaway Inc. 5.75% Due 01/15/2040	Corporate Bond 25,000 units	30,605
Southern California Edison 5.5% Due 08/15/2018	Corporate Bond 25,000 units	30,569
Public Service Company of Colorado 3.2% Due 11/15/2020	Corporate Bond 28,000 units	30,549
PACCAR Financial Corporation 1.55% Due 09/29/2014	Corporate Bond 30,000 units	30,492
E. I. du Pont de Nemours & Company 5.75% Due 03/15/2019	Corporate Bond 25,000 units	30,447
United Parcel Service Inc. 8.375% 04/01/2030	Corporate Bond 20,000 units	30,142
Union Carbide Corporation 7.75% Due 10/01/2096	Corporate Bond 25,000 units	29,900
Centel Capital Corporation 9.00% Due 10/15/2019	Corporate Bond 25,000 units	29,745
PepsiCo Inc. 7.9% Due 11/01/2018	Corporate Bond 22,000 units	29,688
CNA Financial Corporation 5.875% Due 08/15/2020	Corporate Bond 25,000 units	29,495
AGL Capital Corporation 6.375% Due 07/15/2016	Corporate Bond 25,000 units	29,428
BHP Billiton Finance (USA) Limited 5.4% Due 03/29/2017	Corporate Bond 25,000 units	29,308
Fannie Mae Preassign 00464 Due 01/25/2036	Government Mortgage Backed Security 30,872 units	29,209
Xerox Corporation 6.75% Due 02/01/2017	Corporate Bond 25,000 units	29,077
Consumers Energy 2.85% Due 05/15/2022	Corporate Bond 28,000 units	28,941
CNA Financial Corporation 6.5% Due 08/15/2016	Corporate Bond 25,000 units	28,843
First Horizon Pass-Through Series 2003-7 4.5% Due 09/25/2018	Collateralized Mortgage Obligation 27,971 units	28,797
AGL Capital Corporation 5.875% Due 03/15/2041	Corporate Bond 22,000 units	28,739
Federal Home Loan Mortgage Corporation Series 3306 Floating Rate Due 04/15/2037	Government Mortgage Backed Security 28,156 units	28,716
Federal Home Loan Mortgage Corporation Pool #M30277 5% Due 11/01/2017	Government Mortgage Backed Security 27,175 units	28,608
National Oilwell Varco, Inc. 1.35% Due 12/01/2017	Corporate Bond 28,000 units	28,178
Northwest Airlines Pass-Through Trust 1999-2 Mortgage .575% Due 03/01/2019	Asset Backed Security 25,820 units	28,014
Kroger Company 2.2% Due 01/15/2017	Corporate Bond 27,000 units	27,902
Macquarie Group Limited 6.25% Due 01/14/2021	Corporate Bond 25,000 units	27,711
Wisconsin Power & Light Company 6.375% Due 08/15/2037	Corporate Bond 20,000 units	27,692
Dow Chemical Company 4.125% Due 11/15/2021	Corporate Bond 25,000 units	27,388
Glitnir Banki HF Medium Term In Default 6.375% Due 09/25/2012	Corporate Bond 100,000 units	27,250
Philips Electronics 3.75 Due 03/15/2022	Corporate Bond 25,000 units	27,025
National City Corporation 4.9% Due 01/15/2016	Corporate Bond 25,000 units	26,957
Nordstrom, Inc. 4% Due 10/15/2021	Corporate Bond 24,000 units	26,759
Rio Tinto Financial USA 3.75% Due 09/20/2021	Corporate Bond 25,000 units	26,732
Philips Electronics 7.2% Due 06/01/2026	Corporate Bond 20,000 units	26,602
Goldman Sachs 5.25% Due 07/27/2021	Corporate Bond 23,000 units	26,219
New York Life Global Funding 2.45% Due 07/14/2016	Corporate Bond 25,000 units	26,196
Nomura Holdings Inc. 4.125% Due 01/19/2016	Corporate Bond 25,000 units	26,094
American Water Capital Corporation 6.593% Due 10/15/2037	Corporate Bond 20,000 units	25,948
Arrow Electronics Inc. 3.375% Due 11/01/2015	Corporate Bond 25,000 units	25,939
Electric Data Systems Inc. Step Coupon 6% Due 08/01/2013	Corporate Bond 25,000 units	25,630
Jackson National Life 5.375% Due 05/08/2013	Corporate Bond 25,000 units	25,430
Cisco Systems Inc. 5.5% Due 01/15/2040	Corporate Bond 20,000 units	25,419
Viacom Inc. 3.875% due 12/15/2021	Corporate Bond 23,000 units	25,067
Continental Airlines Pass-Through Trust 2007-1A 5.983% Due 04/19/2022	Corporate Bond 22,365 units	24,908
Citigroup, Inc. 4.5% Due 01/14/2022	Corporate Bond 22,000 units	24,545
Federal Home Loan Mortgage Corporation Floating Rate Due 04/15/2037	Government Mortgage Backed Security 24,351 units	24,322
General Mills Inc. 5.65% Due 02/15/2019	Corporate Bond 20,000 units	24,316
ERAC USA Finance LLC 2.25% Due 01/10/2014	Corporate Bond 24,000 units	24,245
Citigroup, Inc. 5.875% Due 05/29/2037	Corporate Bond 20,000 units	24,068
Placer Dome Inc. 6.45% Due 10/15/2035	Corporate Bond 20,000 units	23,842
FPL Group Capital Inc. 6% Due 03/01/2019	Corporate Bond 20,000 units	23,603

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Northrop Grumman 5.05% Due 08/01/2019	Corporate Bond 20,000 units	23,345
United States Treasury Bonds Inflation Index 3.875% Due 04/15/2029	Index Linked Government Bonds 10,000 units	23,323
Cisco Systems Inc. 4.45% Due 01/15/2020	Corporate Bond 20,000 units	23,191
Ginnie Mae 2010-014 Remic Pass-Through Principal Only Due 06/16/2033	Government Mortgage Backed Security 22,856 units	22,544
Norfolk Southern Corporation 5.59% Due 05/17/2025	Corporate Bond 18,000 units	22,105
CNA Financial Corporation 5.85% Due 12/15/2014	Corporate Bond 20,000 units	21,714
Fannie Mae Remic Trust 1997-30 8% Due 05/18/2027	Government Mortgage Backed Security 110,368 units	21,689
Fannie Mae Remic Trust 2010-43 4.5% Due 02/25/2025	Government Mortgage Backed Security 317,019 units	21,662
Jefferies Group 5.5% Due 03/15/2016	Corporate Bond 20,000 units	21,300
State Street Corporation 4.3% Due 05/30/2014	Corporate Bond 20,000 units	21,079
Southern Calafornia Edison 4.05% Due 03/15/2042	Corporate Bond 20,000 units	20,790
Lincoln National Corporation 4.2% Due 03/15/2022	Corporate Bond 19,000 units	20,384
Charles Schwab Corporation 3.225% Due 09/01/2022	Corporate Bond 20,000 units	20,297
Morgan Stanley 5.3% Due 03/01/2013	Corporate Bond 20,000 units	20,109
American Airlines Pass Through Trust 5.25% Due 07/31/2022	Corporate Bond 18,945 units	19,916
Nabors Industries Inc. 9.25% Due 01/15/2019	Corporate Bond 15,000 units	19,831
Ryder Systems Inc. 3.6% Due 03/16/2016	Corporate Bond 18,000 units	18,897
Waste Management Inc. 2.9% Due 09/15/2022	Corporate Bond 19,000 units	18,800
Medco Health 7.125% Due 03/15/2018	Corporate Bond 15,000 units	18,697
Nucor Corporation 5.85% Due 06/01/2018	Corporate Bond 15,000 units	18,278
Waste Management Inc. 4.6% Due 03/01/2021	Corporate Bond 16,000 units	18,130
PepsiCo Inc. 1.25% Due 08/13/2017	Corporate Bond 18,000 units	18,068
Nisource Financial Corporation 6.25% Due 12/15/2040	Corporate Bond 15,000 units	17,950
Berkshire Hathaway Inc. 2.45% Due 12/15/2015	Corporate Bond 17,000 units	17,872
U S Bancorp 3% Due 03/15/2022	Corporate Bond 17,000 units	17,680
Bank of America Corporation 5.00% Due 05/13/2021*	Corporate Bond 15,000 units	17,125
Federal Home Loan Mortgage Corporation Pool #M30262 5% Due 03/1/2017	Government Mortgage Backed Security 16,215 units	17,070
Consolidated Edison Company 4.2% Due 03/15/2042	Corporate Bond 16,000 units	17,052
ACE INA Holdings Inc. 5.6% Due 05/15/2015	Corporate Bond 15,000 units	16,650
American Airlines 2011-2 8.625% Due 04/15/2023	Corporate Bond 15,982 units	16,582
Carolina Power & Light 2.8% Due 05/15/2022	Corporate Bond 16,000 units	16,431
PACCAR Financial Corporation 1.6% Due 03/15/2017	Corporate Bond 16,000 units	16,251
Fannie Mae 5% Due 03/25/2023	Government Mortgage Backed Security 195,693 units	16,014
SABMiller PLC 5.7% Due 01/15/2014	Corporate Bond 15,000 units	15,773
Burlington Northern and Santa Fe Railway Company 3.05% Due 09/01/2022	Corporate Bond 15,000 units	15,502
Duke Energy Corporation 6% Due 01/15/2038	Corporate Bond 12,000 units	15,361
Vodafone Group PLC 2.5% Due 09/26/2022	Corporate Bond 15,000 units	14,941
Public Service Company of Oklahoma 4.4% Due 02/01/2021	Corporate Bond 13,000 units	14,750
San Diego Gas & Electric 3.95% Due 11/15/2041	Corporate Bond 14,000 units	14,431
Shell International Finance 6.375% Due 12/15/2038	Corporate Bond 10,000 units	14,050
Fannie Mae Remic Series 2008-80 5.60825% Due 09/25/2038	Government Mortgage Backed Security 112,465 units	13,937
Amerada Hess Corporation 7.875% Due 10/01/2029	Corporate Bond 10,000 units	13,904
Wal-Mart Stores Inc. 6.2% Due 04/15/2038	Corporate Bond 10,000 units	13,589
CBS Corporation 8.875% Due 05/15/2019	Corporate Bond 10,000 units	13,488
Ginnie Mae 2008-071 Remic Pass-Through Floating Rate Due 08/20/2038	Government Mortgage Backed Security 104,935 units	13,481
Lincoln National Corporation 4.85% Due 06/24/2021	Corporate Bond 12,000 units	13,463
Southern Company 1.95% Due 09/01/2016	Corporate Bond 13,000 units	13,397
Nisource Financial Corporation 3.85% Due 02/15/2023	Corporate Bond 13,000 units	13,359
Fannie Mae 2009-18 5% Due 03/25/2024	Government Mortgage Backed Security 156,770 units	13,288
Westinghouse Electric Corporation 7.875% Due 09/01/23	Corporate Bond 10,000 units	13,288
Florida Power & Light Company 5.95% Due 10/01/2033	Corporate Bond 10,000 units	13,025
Bank of America Auto Trust 1.31% Due 07/15/2014*	Asset Backed Security 12,986 units	12,996
News America Inc. 6.65% Due 11/15/2037	Corporate Bond 10,000 units	12,922
Public Service Company of Colorado 2.25% Due 09/15/2022	Corporate Bond 13,000 units	12,903
Ginnie Mae 2001-53 Remic Trust Due 10/20/2031	Government Mortgage Backed Security 139,040 units	12,868
HCP Inc. 3.75% Due 02/01/2019	Corporate Bond 12,000 units	12,664
Kroger Company 5.4% Due 07/15/2040	Corporate Bond 11,000 units	12,193
Kroger Company 6.15% Due 01/15/2020	Corporate Bond 10,000 units	12,185

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Fannie Mae Preassign 00470 7% Due 06/25/2033	Government Mortgage Backed Security 64,692 units	11,604
Aon Corporation 3.5% Due 09/30/2015	Corporate Bond 11,000 units	11,585
Capital One Financial Corporation 1% Due 11/06/2015	Corporate Bond 11,000 units	10,963
BAE Systems Holdings Inc. 5.2% Due 08/15/2015	Corporate Bond 10,000 units	10,951
Citigroup, Inc. 6.125% Due 08/25/2036	Corporate Bond 10,000 units	10,899
Fannie Mae Remic Trust 2008-53 Variable Rate Due 07/25/2038	Government Mortgage Backed Security 65,038 units	10,841
Citigroup, Inc. 4.75% Due 05/19/2015	Corporate Bond 10,000 units	10,780
Fannie Mae Remic Trust 2006-21 5.5% Due 03/25/2029	Government Mortgage Backed Security 10,410 units	10,522
General Electric Capital Corporation 5.3% Due 02/11/2021	Corporate Bond 9,000 units	10,447
Rabobank Nederland 2.125% Due 10/13/2015*	Corporate Bond 10,000 units	10,321
AT&T Inc. 4.35% Due 06/15/2045	Corporate Bond 10,000 units	10,045
Arizona Public Service Company 4.5% Due 04/01/2042	Corporate Bond 9,000 units	9,571
Federal Home Loan Mortgage Corporation Series 3219 6% Due 04/15/2036	Government Mortgage Backed Security 68,174 units	9,540
American Water Capital Corporation 4.3% Due 12/01/2042	Corporate Bond 9,000 units	9,347
PSEG Power LLC 4.15% Due 09/15/2021	Corporate Bond 8,000 units	8,766
Federal Home Loan Mortgage Corporation Series 2326 6.5% Due 06/15/2031	Government Mortgage Backed Security 7,494 units	8,613
Continental Airlines Inc. 4% Due 10/29/2024	Corporate Bond 8,000 units	8,420
Noble Holdings International 3.95% Due 03/15/2022	Corporate Bond 8,000 units	8,419
Fannie Mae Remic Series 2009-9 5% Due 02/25/2024	Government Mortgage Backed Security 84,234 units	7,835
Newell Rubbermaid 4.7% Due 08/15/2020	Corporate Bond 7,000 units	7,731
Shell International Finance 3.1% Due 06/28/2015	Corporate Bond 7,000 units	7,416
Chubb Corporation 5.75% Due 05/15/2018	Corporate Bond 6,000 units	7,374
Principal Financial Group 1.85% Due 11/15/2017	Corporate Bond 6,000 units	6,032
Principal Life Global Funding 1% Due 12/11/2015	Corporate Bond 6,000 units	5,991
Viacom Inc. 4.5% Due 02/27/2042	Corporate Bond 6,000 units	5,919
Federal Home Loan Mortgage Corporation Preassign 00482 6.5% Due 03/15/2033	Government Mortgage Backed Security 27,252 units	5,696
Bear Stearns Asset Backed Securities Trust Adjustable Rate Due 12/25/2033	Asset Backed Security 6,478 units	5,518
John Deere Owner Trust 1.28999996185% Due 01/15/2016	Asset Backed Security 4,488 units	4,511
Ginnie Mae 2003-076 Remic Pass-Through Variable Rate Due 09/20/2031	Government Mortgage Backed Security 70,440 units	2,932
Residential Asset Mortgage Products Inc. Floating Rate Due 03/25/2033	Asset Backed Security 2,114 units	1,772
Xcel Energy, Inc. 4.8% Due 09/15/2041	Corporate Bond 1,000 units	1,122
Wisconsin Power & Light Company 2.95% Due 09/15/2021	Corporate Bond 1,000 units	1,047
Total Fixed Income Asset Class			225,940,802

High Yield Asset Class:
Blackrock High Yield Bond Fund	Mutual Fund 8,460,113 units	68,442,312
Northern Trust Global Investments Collective Daily Short Term Investment Fund*	Collective trust fund 4,442,713 units	4,442,713
Total High Yield Asset Class			72,885,025

Inflation Protection Asset Class:
Vanguard Inflation Protected Fund	Mutual Fund 1,720,992 units	49,117,121
Northern Trust Global Investments Collective Daily Tips Index Fund- Non Lending*	Collective trust fund 19,549 units	2,747,985
Total Inflation Protection Asset Class			51,865,106

International Growth Asset Class:
GE Institutional International Equity Fund	Mutual Fund 10,546,098 units	117,588,989
Artisan International Fund*	Collective trust fund 2,415,977 units	39,646,178
Northern Trust Global Investments Collective Daily EAFE Index Fund - Non Lending*	Collective trust fund 57,383 units	12,594,892
Cash and cash equivalent	Cash and cash equivalent	11,602
Northern Trust Global Investments Collective Daily Short Term Investment Fund*	Collective trust fund 96 units	96
Total International Growth Asset Class			169,841,757

International Value Asset Class:
Dodge & Cox International Fund	Mutual Fund 5,755,697 units	199,377,358
Northern Trust Global Investments Collective Daily EAFE Index Fund - Non Lending*	Collective trust fund 32,965 units	7,235,472
Northern Trust Global Investments Collective Daily Short Term Investment Fund*	Collective trust fund 1 unit	1

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Total International Value Asset Class			206,612,831

Large Cap Growth Asset Class:
Northern Trust Global Investments Collective Daily Russell 1000 Growth Index Fund - Non Lending*	Collective trust fund 97,350 units	18,058,984
Apple Inc.	Common and preferred stock 32,350 shares	17,243,515
Google Inc. Class A	Common and preferred stock 19,130 shares	13,570,248
Visa Inc. Class A	Common and preferred stock 72,620 shares	11,007,740
Amazon.com Inc.	Common and preferred stock 36,810 shares	9,244,463
Salesforce.com Inc.	Common and preferred stock 47,530 shares	7,989,793
Qualcomm Inc.	Common and preferred stock 126,598 shares	7,851,608
Allergan Inc.	Common and preferred stock 68,470 shares	6,280,753
priceline.com Inc.	Common and preferred stock 9,003 shares	5,592,664
Schlumberger Limited	Common and preferred stock 73,960 shares	5,124,688
Intuitive Surgical, Inc.	Common and preferred stock 9,350 shares	4,584,959
Microsoft Corporation	Common and preferred stock 164,097 shares	4,386,313
Nike Inc. Class B	Common and preferred stock 80,240 shares	4,140,384
Coach Inc.	Common and preferred stock 72,010 shares	3,997,275
Northern Trust Global Investments Collective Daily Short Term Investment Fund*	Collective trust fund 3,982,595 units	3,982,595
Alexion Pharmaceuticals Inc.	Common and preferred stock 41,750 shares	3,916,568
F5 Networks Inc.	Common and preferred stock 40,010 shares	3,886,972
Praxair Inc.	Common and preferred stock 35,480 shares	3,883,286
EMC Corporation	Common and preferred stock 148,970 shares	3,768,941
International Business Machines Corporation	Common and preferred stock 19,184 shares	3,674,695
National Oilwell Varco, Inc.	Common and preferred stock 50,770 shares	3,470,130
Starbucks Corporation	Common and preferred stock 64,504 shares	3,458,704
Accenture PLC	Common and preferred stock 51,560 shares	3,428,740
ASML Holding N. V.	Common and preferred stock 51,590 shares	3,322,912
Honeywell International Inc.	Common and preferred stock 49,140 shares	3,118,916
CBS Corporation Class B	Common and preferred stock 78,720 shares	2,995,297
Chipotle Mexican Grill Inc.	Common and preferred stock 9,877 shares	2,938,012
Philip Morris International Inc.	Common and preferred stock 33,500 shares	2,801,940
Cerner Corporation	Common and preferred stock 36,000 shares	2,795,040
Facebook Inc.	Common and preferred stock 99,000 shares	2,636,370
Walt Disney Company	Common and preferred stock 52,290 shares	2,603,519
Teradata Corporation	Common and preferred stock 40,390 shares	2,499,737
eBay Inc.	Common and preferred stock 48,860 shares	2,492,837
Citrix Systems, Inc.	Common and preferred stock 36,520 shares	2,401,190
Las Vegas Sands Corporation	Common and preferred stock 52,000 shares	2,400,320
Regeneron Pharmaceuticals, Inc.	Common and preferred stock 13,800 shares	2,360,766
Red Hat Inc.	Common and preferred stock 44,570 shares	2,360,427
Costco Wholesale Corporation	Common and preferred stock 23,700 shares	2,340,849
Cummins Inc.	Common and preferred stock 21,200 shares	2,297,021
Intuit Inc.	Common and preferred stock 37,920 shares	2,256,240
T Rowe Price Group Inc.	Common and preferred stock 33,750 shares	2,198,138
Precision Castparts Corporation	Common and preferred stock 11,380 shares	2,155,600
Ralph Lauren Corporation Class A	Common and preferred stock 14,330 shares	2,148,353
FMC Technologies Inc.	Common and preferred stock 50,000 shares	2,141,500
Home Depot Inc.	Common and preferred stock 34,120 shares	2,110,322
IntercontinentalExchange, Inc.	Common and preferred stock 17,000 shares	2,104,770
Mastercard, Inc. Class A	Common and preferred stock 4,260 shares	2,092,853
Comcast Corporation Class A	Common and preferred stock 55,960 shares	2,091,785
Nordstrom, Inc.	Common and preferred stock 37,420 shares	2,001,970
Anheuser-Busch InBev	Common and preferred stock 21,780 shares	1,903,790
Gilead Sciences Inc.	Common and preferred stock 25,910 shares	1,903,090
American Tower Corporation	Common and preferred stock 24,320 shares	1,879,206
Estee Lauder Companies Inc. Class A	Common and preferred stock 31,330 shares	1,875,414
McDonalds Corporation	Common and preferred stock 20,810 shares	1,835,650
Occidental Petroleum Corporation	Common and preferred stock 23,850 shares	1,827,149

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Monsanto Company	Common and preferred stock 19,030 shares	1,801,190
JP Morgan Chase & Company*	Common and preferred stock 38,780 shares	1,705,157
Ametek Inc.	Common and preferred stock 44,832 shares	1,684,338
Whole Foods Market Inc.	Common and preferred stock 18,300 shares	1,671,339
Novo-Nordisk A/S	Common and preferred stock 10,170 shares	1,659,846
Anadarko Petroleum Corporation	Common and preferred stock 21,980 shares	1,633,334
Abbott Laboratories	Common and preferred stock 24,720 shares	1,619,160
Cameron International Corporation	Common and preferred stock 28,400 shares	1,603,464
Biomarin Pharmaceutical Inc.	Common and preferred stock 32,000 shares	1,576,000
Southwestern Energy	Common and preferred stock 47,000 shares	1,570,270
Johnson & Johnson	Common and preferred stock 21,460 shares	1,504,346
Kansas City Southern	Common and preferred stock 17,450 shares	1,456,726
Covidien PLC	Common and preferred stock 24,810 shares	1,432,529
Wells Fargo & Company*	Common and preferred stock 41,220 shares	1,408,900
CVS Caremark Corporation	Common and preferred stock 29,090 shares	1,406,502
Omnicom Group Inc.	Common and preferred stock 27,760 shares	1,386,890
Eaton Corporation PLC	Common and preferred stock 25,510 shares	1,382,642
VMware Inc.	Common and preferred stock 14,610 shares	1,375,385
Stryker Corporation	Common and preferred stock 24,980 shares	1,369,404
SAP AG	Common and preferred stock 17,020 shares	1,368,068
TJX Companies Inc.	Common and preferred stock 32,030 shares	1,359,674
Cognizant Technology Solutions Corporation Class A	Common and preferred stock 18,240 shares	1,350,672
Paychex Inc.	Common and preferred stock 41,020 shares	1,277,363
Trimble Navigation, Limited	Common and preferred stock 20,750 shares	1,240,435
Coca-Cola Company	Common and preferred stock 33,737 shares	1,222,966
Starwood Hotels & Resorts Worldwide Inc.	Common and preferred stock 21,140 shares	1,212,590
TIBCO Software, Inc.	Common and preferred stock 54,149 shares	1,191,819
Parker-Hannifin Corporation	Common and preferred stock 13,870 shares	1,179,782
Chevron Corporation	Common and preferred stock 10,820 shares	1,170,075
Limited Brands	Common and preferred stock 24,600 shares	1,157,676
United Technologies Corporation	Common and preferred stock 14,040 shares	1,151,420
Fortinet Inc.	Common and preferred stock 54,100 shares	1,139,887
Northern Trust Corporation*	Common and preferred stock 22,650 shares	1,136,124
Agilent Technologies Inc.	Common and preferred stock 27,750 shares	1,136,085
Amphenol Corporation Class A	Common and preferred stock 17,450 shares	1,129,015
Actavis Inc.	Common and preferred stock 13,040 shares	1,121,440
Mondelez International Inc.	Common and preferred stock 43,210 shares	1,100,559
Church & Dwight Inc.	Common and preferred stock 20,460 shares	1,096,042
Medtronic Inc.	Common and preferred stock 26,360 shares	1,081,287
Genuine Parts Company	Common and preferred stock 17,000 shares	1,080,860
Athenahealth Inc.	Common and preferred stock 14,000 shares	1,028,300
Adobe Systems Inc.	Common and preferred stock 27,170 shares	1,023,766
Michael Kors Holdings Limited	Common and preferred stock 19,780 shares	1,009,373
Catamaran Corporation	Common and preferred stock 21,030 shares	990,723
Ecolab, Inc.	Common and preferred stock 13,770 shares	990,063
Chicago Bridge & Iron Company	Common and preferred stock 20,890 shares	968,252
Diageo Capital PLC	Common and preferred stock 8,240 shares	960,619
Bed Bath & Beyond Inc.	Common and preferred stock 17,124 shares	957,403
Cardinal Health Inc.	Common and preferred stock 23,010 shares	947,552
Harley-Davidson Motor Company	Common and preferred stock 19,350 shares	945,054
United Parcel Service Inc. Class B	Common and preferred stock 12,740 shares	939,320
VF Corporation	Common and preferred stock 6,180 shares	932,995
Joy Global Inc.	Common and preferred stock 14,590 shares	930,550
Paccar Inc.	Common and preferred stock 20,540 shares	928,613
Verisk Analytics Inc. Class A	Common and preferred stock 17,890 shares	912,390
Biogen Idec Inc.	Common and preferred stock 6,160 shares	903,487
CF Industries Holdings, Inc.	Common and preferred stock 4,370 shares	887,809
Shire PLC	Common and preferred stock 9,610 shares	885,850

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Edwards Lifesciences Corporation	Common and preferred stock 9,490 shares	855,713
Dollar General Corporation	Common and preferred stock 19,210 shares	846,969
Crown Castle International Corporation	Common and preferred stock 10,870 shares	784,379
Tractor Supply Company	Common and preferred stock 8,650 shares	764,314
Halliburton Company	Common and preferred stock 21,650 shares	751,039
Illumina, Inc.	Common and preferred stock 13,470 shares	748,797
Ingersoll-Rand PLC	Common and preferred stock 15,560 shares	746,258
Avago Technologies Limited	Common and preferred stock 21,810 shares	690,505
Oracle Corporation	Common and preferred stock 19,740 shares	657,737
Stericycle, Inc.	Common and preferred stock 5,710 shares	532,572
Cooper Companies Inc.	Common and preferred stock 4,810 shares	444,829
Discovery Communications Inc.	Common and preferred stock 1,130 shares	71,732
Total Large Cap Growth Asset Class			306,623,225

Large Cap Index Asset Class:
Blackrock Equity Index Fund F*	Collective trust fund 20,759,984 units	497,201,610
Northern Trust Global Investments Collective Daily S&P 500 Equity Index Fund - Non Lending*	Collective trust fund 7,468 units	32,844,451
Total Large Cap Index Asset Class			530,046,061

Large Cap Value Asset Class:
Northern Trust Collective Russell 1000 Value Index Fund - Non Lending*	Collective trust fund 31,613 units	5,909,161
Exxon Mobil Corporation	Common and preferred stock 35,725 shares	3,091,999
JP Morgan Chase & Company*	Common and preferred stock 67,749 shares	2,978,924
Northern Trust Global Investments Collective Daily Short Term Investment Fund*	Collective trust fund 2,454,750 units	2,454,750
Chevron Corporation	Common and preferred stock 22,176 shares	2,398,113
Wells Fargo & Company*	Common and preferred stock 67,158 shares	2,295,460
Merck & Company Inc.	Common and preferred stock 55,908 shares	2,288,874
Pfizer Inc.	Common and preferred stock 85,436 shares	2,142,735
Comcast Corporation Class A	Common and preferred stock 54,321 shares	2,030,519
Citigroup, Inc.	Common and preferred stock 51,231 shares	2,026,698
General Electric Company	Common and preferred stock 94,304 shares	1,979,441
Noble Energy Inc.	Common and preferred stock 18,474 shares	1,879,545
Sanofi-Aventis	Common and preferred stock 39,166 shares	1,855,685
UnitedHealth Group Inc.	Common and preferred stock 33,323 shares	1,807,440
Hess Corporation LLC	Common and preferred stock 34,009 shares	1,801,117
State Street Corporation	Common and preferred stock 37,910 shares	1,782,149
Motorola Solutions Inc.	Common and preferred stock 31,180 shares	1,736,102
Ameriprise Financial Inc.	Common and preferred stock 27,316 shares	1,710,801
PepsiCo Inc.	Common and preferred stock 24,693 shares	1,689,742
Norfolk Southern Corporation	Common and preferred stock 27,189 shares	1,681,368
Edison International	Common and preferred stock 36,286 shares	1,639,764
PNC Financial Services Group	Common and preferred stock 28,020 shares	1,633,846
Discover Financial Services	Common and preferred stock 42,313 shares	1,631,166
Lowes Companies Inc.	Common and preferred stock 45,734 shares	1,624,472
MetLife Inc.*	Common and preferred stock 48,963 shares	1,612,841
Northrop Grumman Corporation	Common and preferred stock 23,831 shares	1,610,499
Fifth Third Bancorp	Common and preferred stock 103,831 shares	1,577,193
Oracle Corporation	Common and preferred stock 46,667 shares	1,554,944
Weyerhaeuser Company	Common and preferred stock 55,739 shares	1,550,659
AT&T Inc.	Common and preferred stock 45,859 shares	1,545,907
Procter & Gamble Company	Common and preferred stock 22,427 shares	1,522,569
Liberty Interactive Corporation	Common and preferred stock 75,469 shares	1,485,230
Schlumberger Limited	Common and preferred stock 21,416 shares	1,483,915
Honeywell International Inc.	Common and preferred stock 23,180 shares	1,471,235
Dover Corporation	Common and preferred stock 22,065 shares	1,449,891
Unilever N. V.	Common and preferred stock 37,780 shares	1,446,974
E. I. du Pont de Nemours & Company	Common and preferred stock 31,761 shares	1,428,292
Covidien PLC	Common and preferred stock 24,729 shares	1,427,852

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Eaton Corporation PLC	Common and preferred stock 26,336 shares	1,427,411
CVS Caremark Corporation	Common and preferred stock 29,368 shares	1,419,943
Texas Instruments Inc.	Common and preferred stock 45,549 shares	1,409,286
Firstenergy Corporation	Common and preferred stock 33,317 shares	1,391,318
Vodafone Group PLC	Common and preferred stock 55,149 shares	1,389,203
Unum Group	Common and preferred stock 66,511 shares	1,384,759
Travelers Companies Inc.	Common and preferred stock 19,064 shares	1,369,176
Coca-Cola Enterprises Inc.	Common and preferred stock 42,874 shares	1,360,392
Omnicom Group Inc.	Common and preferred stock 27,163 shares	1,357,063
Bristol-Myers Squibb Company	Common and preferred stock 41,392 shares	1,348,965
Viacom Inc. Class B	Common and preferred stock 25,165 shares	1,327,202
Bank of America Corporation*	Common and preferred stock 114,122 shares	1,323,815
Target Corporation	Common and preferred stock 22,362 shares	1,323,160
EOG Resources Inc.	Common and preferred stock 10,638 shares	1,284,964
Forest Laboratories Inc.	Common and preferred stock 34,773 shares	1,228,182
General Motors Company	Common and preferred stock 42,372 shares	1,221,585
Stanley Black & Decker Inc.	Common and preferred stock 16,120 shares	1,192,396
Transocean Limited	Common and preferred stock 26,287 shares	1,173,715
Cisco Systems Inc.	Common and preferred stock 58,797 shares	1,155,361
Calpine Corporation	Common and preferred stock 63,632 shares	1,153,648
Vulcan Materials Company	Common and preferred stock 22,108 shares	1,150,721
eBay Inc.	Common and preferred stock 22,525 shares	1,149,226
Centurytel Inc.	Common and preferred stock 29,293 shares	1,145,942
Baxter International Inc.	Common and preferred stock 16,842 shares	1,122,688
US Bancorp	Common and preferred stock 34,795 shares	1,111,352
Microsoft Corporation	Common and preferred stock 38,399 shares	1,026,405
HCA Holdings, Inc.	Common and preferred stock 32,941 shares	993,830
CBS Corporation Class B	Common and preferred stock 26,030 shares	990,442
Legg Mason Inc.	Common and preferred stock 37,105 shares	954,341
NRG Energy Inc.	Common and preferred stock 40,691 shares	935,486
Google Inc. Class A	Common and preferred stock 1,250 shares	886,713
Apple Inc.	Common and preferred stock 1,548 shares	825,130
SM Energy Company	Common and preferred stock 15,665 shares	817,870
Applied Materials Inc.	Common and preferred stock 68,744 shares	786,431
AOL Inc.	Common and preferred stock 25,419 shares	752,657
DIRECTV	Common and preferred stock 14,671 shares	735,897
Goodyear Tire & Rubber Company	Common and preferred stock 51,931 shares	717,167
Consol Energy Inc.	Common and preferred stock 18,455 shares	592,406
Total Large Cap Value Asset Class			116,174,120

Participant Self-Directed Accounts	Various investments		202,742,770

Real Estate Investment Trust (REIT) Asset Class:
Vanguard Specialized Portfolios REIT Index Fund Institutional Class	Mutual Fund 5,253,307 units	75,805,226
Northern Trust Global Investments Collective Daily Short Term Investment Fund*	Collective trust fund 4,862,434 units	4,862,434
Total Real Estate Investment Trust (REIT) Asset Class			80,667,660

Small-Mid Cap Growth Asset Class:
Northern Trust Global Investment Russell 2000 Growth Index Fund - Non Lending*	Collective trust fund 19,305 units	3,261,024
B/E Aerospace Inc.	Common and preferred stock 23,917 shares	1,181,497
Affiliated Managers Group Inc.	Common and preferred stock 8,747 shares	1,138,422
Signature Bank of New York	Common and preferred stock 14,338 shares	1,022,873
Old Dominion Freight Line, Inc.	Common and preferred stock 28,668 shares	982,739
Trimble Navigation, Limited	Common and preferred stock 15,993 shares	956,062
PVH Corporation	Common and preferred stock 8,492 shares	942,697
Transdigm Group Inc.	Common and preferred stock 6,874 shares	937,339
Cooper Companies Inc.	Common and preferred stock 10,069 shares	931,181
Oasis Petroleum Inc.	Common and preferred stock 28,781 shares	915,236

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Dick's Sporting Goods, Inc.	Common and preferred stock 19,392 shares	882,142
MWI Veterinary Supply, Inc.	Common and preferred stock 7,654 shares	841,940
Heartland Payment Systems, Inc.	Common and preferred stock 25,491 shares	751,985
Air Methods Corporation	Common and preferred stock 20,262 shares	747,465
IPG Photonics Corporation	Common and preferred stock 10,930 shares	728,485
Portfolio Recovery Associates Inc.	Common and preferred stock 6,786 shares	725,152
Cadence Design Systems, Inc.	Common and preferred stock 53,557 shares	723,555
Cyberonics Inc.	Common and preferred stock 13,550 shares	711,782
Ultimate Software Group Inc.	Common and preferred stock 7,368 shares	695,613
Brunswick Corporation	Common and preferred stock 23,398 shares	680,648
Polaris Industries Inc.	Common and preferred stock 8,001 shares	673,284
FEI Company	Common and preferred stock 12,109 shares	671,565
Oceaneering International, Inc.	Common and preferred stock 12,460 shares	670,223
Snyders-Lance Inc.	Common and preferred stock 27,555 shares	664,351
Commvault Systems Inc.	Common and preferred stock 9,474 shares	660,433
Gartner Inc.	Common and preferred stock 14,196 shares	653,300
ACI Worldwide Inc.	Common and preferred stock 14,580 shares	637,000
OpenTable Inc.	Common and preferred stock 12,873 shares	628,202
Extra Space Storage Inc.	Common and preferred stock 17,081 shares	621,578
Northern Trust Global Investments Collective Daily Short Term Investment Fund*	Collective trust fund 608,372 units	608,372
United Rentals, Inc.	Common and preferred stock 13,013 shares	592,352
Lincoln Electric Holdings Inc.	Common and preferred stock 12,163 shares	592,095
Marketaxess Holdings, Inc.	Common and preferred stock 16,770 shares	591,981
Tractor Supply Company	Common and preferred stock 6,677 shares	589,980
Wesco International Inc.	Common and preferred stock 8,691 shares	586,034
MICROS Systems Inc.	Common and preferred stock 13,777 shares	584,696
Ametek Inc.	Common and preferred stock 15,120 shares	568,058
Mettler-Toledo International Inc.	Common and preferred stock 2,931 shares	566,562
FMC Corporation	Common and preferred stock 9,668 shares	565,771
Airgas, Inc.	Common and preferred stock 6,189 shares	564,994
Wex Inc.	Common and preferred stock 7,418 shares	559,095
Toro Company	Common and preferred stock 12,922 shares	555,388
Pool Corporation	Common and preferred stock 12,990 shares	549,737
Cytec Industries	Common and preferred stock 7,876 shares	542,105
Koppers Holdings Inc.	Common and preferred stock 13,946 shares	532,040
Energy XXI (Bermuda), Limited	Common and preferred stock 16,019 shares	515,652
LKQ Corporation	Common and preferred stock 24,106 shares	508,637
Rosetta Resources, Inc.	Common and preferred stock 11,112 shares	504,040
Alaska Air Group Inc.	Common and preferred stock 11,666 shares	502,688
Petsmart Inc.	Common and preferred stock 7,305 shares	499,224
Team Health Holdings, Inc.	Common and preferred stock 17,266 shares	496,743
Cheesecake Factory Inc.	Common and preferred stock 15,168 shares	496,297
Ultratech, Inc.	Common and preferred stock 13,185 shares	491,801
Elizabeth Arden Inc.	Common and preferred stock 10,914 shares	491,239
Beacon Roofing Supply Inc.	Common and preferred stock 14,532 shares	483,625
Roper Industries Inc.	Common and preferred stock 4,332 shares	482,931
Perrigo Company	Common and preferred stock 4,632 shares	481,867
Haynes International, Inc.	Common and preferred stock 9,279 shares	481,302
Oil States International, Inc.	Common and preferred stock 6,257 shares	447,626
Under Armor Inc. Class A	Common and preferred stock 9,119 shares	442,545
Manhattan Associates, Inc.	Common and preferred stock 7,158 shares	431,914
Steven Madden Limited	Common and preferred stock 10,145 shares	428,829
IPC The Hospitalist Company, Inc.	Common and preferred stock 10,445 shares	414,771
Tenneco Inc.	Common and preferred stock 11,754 shares	412,683
HFF Inc.	Common and preferred stock 27,041 shares	402,911
OSI Systems, Inc.	Common and preferred stock 6,214 shares	397,945
Equifax Inc.	Common and preferred stock 7,310 shares	395,617
Netgear, Inc.	Common and preferred stock 9,639 shares	379,969

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
DSW, Inc. Class A	Common and preferred stock 5,770 shares	379,031
Costar Group Inc.	Common and preferred stock 4,117 shares	367,936
Mistras Group Inc.	Common and preferred stock 14,851 shares	366,671
Core Laboratories N.V.	Common and preferred stock 3,249 shares	355,148
Verisk Analytics Inc. Class A	Common and preferred stock 6,915 shares	352,665
Genesee, Inc.	Common and preferred stock 6,273 shares	345,015
Penske Automotive Group Inc.	Common and preferred stock 11,270 shares	339,114
Buffalo Wild Wings Inc.	Common and preferred stock 4,546 shares	331,040
TIBCO Software, Inc.	Common and preferred stock 14,870 shares	327,289
Jarden Corporation	Common and preferred stock 6,136 shares	317,231
Catamaran Corporation	Common and preferred stock 6,421 shares	302,493
DFC Global Corporation	Common and preferred stock 16,018 shares	296,493
GNC Holdings Inc.	Common and preferred stock 8,859 shares	294,828
Tangoe Inc.	Common and preferred stock 22,011 shares	261,271
Zillow Inc.	Common and preferred stock 9,374 shares	260,129
Insulet Corporation	Common and preferred stock 11,992 shares	254,470
Eagle Materials Inc.	Common and preferred stock 4,136 shares	241,956
Prestige Brands Holdings Inc.	Common and preferred stock 11,071 shares	221,752
Total Small-Mid Cap Growth Asset Class			50,992,421

Small-Mid Cap Index Asset Class:
Blackrock Extended Equity Market Fund F*	Collective trust fund 4,786,204 units	157,513,979
Northern Trust Collective Extended Equity Index Fund - Non Lending*	Collective trust fund 45,805 units	7,402,903
Total Small-Mid Cap Index Asset Class			164,916,882

Small-Mid Cap Value Asset Class:
Northern Trust Global Investment Russell 2000 Value Index Fund - Non Lending*	Collective trust fund 100,542 units	16,895,408
Northern Trust Global Investments Collective Daily Short Term Investment Fund*	Collective trust fund 11,965,000 units	11,965,000
CNO Financial Group Inc.	Common and preferred stock 501,100 shares	4,675,263
Forestar Group Inc.	Common and preferred stock 260,300 shares	4,510,997
Valassis Communications Inc.	Common and preferred stock 171,000 shares	4,408,380
Bob Evans Farms Inc.	Common and preferred stock 104,450 shares	4,198,890
Elizabeth Arden Inc.	Common and preferred stock 92,200 shares	4,149,922
Cobalt International Energy Inc.	Common and preferred stock 150,300 shares	3,691,368
Unum Group	Common and preferred stock 172,200 shares	3,585,204
Griffon Corporation	Common and preferred stock 306,320 shares	3,510,427
NRG Energy Inc.	Common and preferred stock 151,000 shares	3,471,490
Coherent Inc.	Common and preferred stock 65,700 shares	3,325,734
TriMas Corporation	Common and preferred stock 118,800 shares	3,321,648
Alterra Capital Holdings Inc.	Common and preferred stock 115,700 shares	3,261,583
Sun Trust Banks Inc.	Common and preferred stock 112,900 shares	3,200,715
Con-Way Inc.	Common and preferred stock 112,900 shares	3,140,878
H & R Block Inc.	Common and preferred stock 165,200 shares	3,067,764
Clearwater Paper Corporation	Common and preferred stock 75,190 shares	2,944,440
Interpublic Group Companies Inc.	Common and preferred stock 265,600 shares	2,926,912
Hormel Foods Corporation	Common and preferred stock 90,770 shares	2,832,932
Regions Financial Corporation	Common and preferred stock 390,800 shares	2,782,496
Teradyne Inc.	Common and preferred stock 163,300 shares	2,758,137
Manpower Inc.	Common and preferred stock 64,800 shares	2,750,112
Arris Group Inc.	Common and preferred stock 182,900 shares	2,732,526
AuRico Gold Inc.	Common and preferred stock 321,445 shares	2,629,420
Orbital Sciences Corporation	Common and preferred stock 189,725 shares	2,612,513
Libbey Inc.	Common and preferred stock 134,300 shares	2,598,705
Goodyear Tire & Rubber Company	Common and preferred stock 186,300 shares	2,572,803
Western Alliance Bancorporation	Common and preferred stock 243,385 shares	2,562,844
Texas Capital Bancshares Inc.	Common and preferred stock 55,500 shares	2,487,510
Magna International Inc. Class A	Common and preferred stock 47,400 shares	2,370,948
Harman International Industries, Inc.	Common and preferred stock 53,000 shares	2,365,920

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
PartnerRe Limited	Common and preferred stock 28,585 shares	2,300,807
Carrizo Oil & Gas Inc.	Common and preferred stock 109,000 shares	2,280,280
Keycorp	Common and preferred stock 269,200 shares	2,266,664
MDC Partners Inc. Class A	Common and preferred stock 197,465 shares	2,231,355
Denbury Resources Inc.	Common and preferred stock 136,600 shares	2,212,920
Omnicare Inc.	Common and preferred stock 61,000 shares	2,202,100
Treehouse Foods Inc.	Common and preferred stock 41,665 shares	2,171,996
Kennedy-Wilson Holdings Inc.	Common and preferred stock 153,860 shares	2,150,963
Deltic Timber Corporation	Common and preferred stock 29,400 shares	2,076,228
Orkla A/S	Common and preferred stock 234,900 shares	2,055,375
ON Semiconductor Corporation	Common and preferred stock 286,900 shares	2,022,645
Guess?, Inc.	Common and preferred stock 82,400 shares	2,022,096
Allstate Corporation	Common and preferred stock 49,500 shares	1,988,415
MKS Instruments	Common and preferred stock 76,200 shares	1,964,436
Ocwen Financial Corporation	Common and preferred stock 54,600 shares	1,888,614
Inter Parfums Inc.	Common and preferred stock 96,100 shares	1,870,106
Scorpio Tankers Inc.	Common and preferred stock 262,155 shares	1,863,922
Inverness Medical Innovations Inc.	Common and preferred stock 96,165 shares	1,779,053
PHH Corporation	Common and preferred stock 77,800 shares	1,769,950
Schawk, Inc. Class A	Common and preferred stock 134,130 shares	1,765,151
Exar Corporation	Common and preferred stock 195,400 shares	1,739,060
Meadowbrook Insurance Group Inc.	Common and preferred stock 300,400 shares	1,736,312
Arrow Electronics Inc.	Common and preferred stock 45,450 shares	1,730,736
Vertex Pharmaceuticals, Inc.	Common and preferred stock 41,050 shares	1,721,637
Reinsurance Group of America Inc.	Common and preferred stock 32,150 shares	1,720,668
Axis Capital Holdings Limited	Common and preferred stock 49,485 shares	1,714,160
Lifepoint Hospitals Inc.	Common and preferred stock 43,200 shares	1,630,800
Avnet Inc.	Common and preferred stock 51,600 shares	1,579,476
Chiquita Brands International Inc.	Common and preferred stock 191,400 shares	1,579,050
Maiden Holdings Limited	Common and preferred stock 171,800 shares	1,578,842
Kosmos Energy Limited	Common and preferred stock 127,200 shares	1,570,920
Willis Group Holdings	Common and preferred stock 46,650 shares	1,564,175
Tyson Foods Inc. Class A	Common and preferred stock 79,900 shares	1,550,060
PMC-Sierra, Inc.	Common and preferred stock 293,350 shares	1,528,354
Campus Crest Communities Inc.	Common and preferred stock 124,500 shares	1,526,370
Aetna Inc.	Common and preferred stock 32,900 shares	1,523,270
Tutor Perini Corporation	Common and preferred stock 110,500 shares	1,513,850
Huntington Ingalls Industries, Inc.	Common and preferred stock 34,800 shares	1,508,232
Ciber Inc.	Common and preferred stock 429,700 shares	1,435,198
TMS International Corporation Class A	Common and preferred stock 113,500 shares	1,421,020
Albany International Corporation Class A	Common and preferred stock 62,100 shares	1,408,428
FBR Capital Markets Corporation	Common and preferred stock 359,810 shares	1,392,465
Ingram Micro Inc. Class A	Common and preferred stock 81,400 shares	1,377,288
PrivateBancorp, Inc.	Common and preferred stock 87,685 shares	1,343,334
Alliant Techsystems Inc.	Common and preferred stock 21,500 shares	1,332,140
First Horizon National Corporation	Common and preferred stock 134,101 shares	1,328,941
Nelnet Inc. Class A	Common and preferred stock 44,100 shares	1,313,739
PPL Corporation	Common and preferred stock 44,700 shares	1,279,761
FTI Consulting Inc.	Common and preferred stock 38,700 shares	1,277,100
Lear Corporation	Common and preferred stock 27,000 shares	1,264,680
Public Service Enterprise Group Inc.	Common and preferred stock 41,000 shares	1,254,600
Embraer SA	Common and preferred stock 43,700 shares	1,245,887
Stone Energy Corporation	Common and preferred stock 60,500 shares	1,241,460
Delphi Automotive PLC	Common and preferred stock 32,300 shares	1,235,475
Middleby Corporation	Common and preferred stock 9,615 shares	1,232,739
Aurizon Mines Limited	Common and preferred stock 353,000 shares	1,228,440
Diamondback Energy Inc.	Common and preferred stock 64,100 shares	1,225,592
ICF International, Inc.	Common and preferred stock 51,700 shares	1,211,848

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
GSE Holding Inc.	Common and preferred stock 194,800 shares	1,207,760
Brinks Company	Common and preferred stock 40,200 shares	1,146,906
Saba Software, Inc.	Common and preferred stock 129,600 shares	1,132,704
TE Connectivity Limited	Common and preferred stock 30,500 shares	1,132,160
FXCM Inc.	Common and preferred stock 111,845 shares	1,126,279
American Equity Investment Life Holding Company	Common and preferred stock 91,900 shares	1,122,099
Southwest Airlines Company	Common and preferred stock 109,300 shares	1,119,232
Zions Bancorp	Common and preferred stock 51,000 shares	1,091,400
Spirit Airlines, Inc.	Common and preferred stock 61,105 shares	1,082,781
ACCO Brands Corporation	Common and preferred stock 143,800 shares	1,055,492
Digi International Inc.	Common and preferred stock 111,100 shares	1,052,117
WSFS Financial Corporation	Common and preferred stock 24,800 shares	1,047,800
Invacare Corporation	Common and preferred stock 64,130 shares	1,045,319
Viewpoint Financial Group Inc.	Common and preferred stock 49,800 shares	1,042,812
Central Pacific Financial Corporation	Common and preferred stock 65,080 shares	1,014,597
Great Plains Energy Inc.	Common and preferred stock 49,000 shares	995,190
Schweitzer-Mauduit International Inc.	Common and preferred stock 25,300 shares	987,459
EPL Oil & Gas, Inc.	Common and preferred stock 43,600 shares	983,180
FEI Company	Common and preferred stock 17,150 shares	951,139
Mistras Group Inc.	Common and preferred stock 38,417 shares	948,516
Wesco International Inc.	Common and preferred stock 14,045 shares	947,054
Lexington Realty Trust	Common and preferred stock 90,000 shares	940,500
J.C. Penney Company Inc.	Common and preferred stock 47,100 shares	928,341
Starwood Property Trust Inc.	Common and preferred stock 40,300 shares	925,288
Nationstar Mortgage Holdings Inc.	Common and preferred stock 29,700 shares	920,106
ABM Industries, Inc.	Common and preferred stock 45,800 shares	913,710
Northwest Bancshares Inc.	Common and preferred stock 75,035 shares	910,925
Global Power Equipment Group Inc.	Common and preferred stock 52,200 shares	895,230
Wabash National Corporation	Common and preferred stock 97,600 shares	875,472
Best Buy Inc.	Common and preferred stock 73,700 shares	873,345
Allied World Assurance Company Holdings	Common and preferred stock 10,750 shares	847,100
Molson Coors Brewing Company Class B	Common and preferred stock 19,700 shares	842,963
Geo Group Inc.	Common and preferred stock 29,800 shares	840,360
Marvell Technology Group Limited	Common and preferred stock 115,400 shares	837,804
Validus Holding Limited	Common and preferred stock 23,200 shares	802,256
Orion Marine Group, Inc.	Common and preferred stock 109,600 shares	801,176
Home Loan Servicing Solutions	Common and preferred stock 41,300 shares	780,570
Highwoods Properties Inc.	Common and preferred stock 23,200 shares	776,040
Casual Male Retail Group Inc.	Common and preferred stock 178,200 shares	748,440
Northwestern Corporation	Common and preferred stock 21,500 shares	746,695
Symmetry Medical, Inc.	Common and preferred stock 70,200 shares	738,504
Navigant Consulting, Inc.	Common and preferred stock 65,800 shares	734,328
First Midwest Bancorp Inc.	Common and preferred stock 58,300 shares	729,916
Portland General Electric Company	Common and preferred stock 25,400 shares	694,944
Two Harbors Investment Corporation	Common and preferred stock 62,400 shares	691,392
Piedmont Natural Gas Inc.	Common and preferred stock 21,900 shares	685,689
Staples Inc.	Common and preferred stock 59,700 shares	680,580
Synovus Financial Corporation	Common and preferred stock 277,100 shares	678,895
Comerica Inc.	Common and preferred stock 22,300 shares	676,582
Symantec Corporation	Common and preferred stock 35,900 shares	675,279
Empire District Electronic Company	Common and preferred stock 32,100 shares	654,198
Mack-Cali Realty Corporation REIT	Common and preferred stock 24,800 shares	647,528
Bravo Brio Restaurant Group Inc.	Common and preferred stock 47,700 shares	640,611
Homestreet Inc.	Common and preferred stock 24,700 shares	631,085
Cadiz, Inc.	Common and preferred stock 79,228 shares	627,486
UIL Corporation	Common and preferred stock 17,500 shares	626,675
Newpark Resources Inc.	Common and preferred stock 79,700 shares	625,645
THL Credit Inc.	Common and preferred stock 42,300 shares	625,617

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Plantronics Inc.	Common and preferred stock 15,600 shares	575,172
Diodes Inc.	Common and preferred stock 33,100 shares	574,285
Omniamerican Bancorp, Inc.	Common and preferred stock 24,810 shares	573,855
Air Transport Services Group Inc.	Common and preferred stock 141,600 shares	567,816
Providence Service Corporation	Common and preferred stock 33,100 shares	562,369
The Jones Group, Inc.	Common and preferred stock 50,700 shares	560,742
Stealthgas Inc.	Common and preferred stock 66,527 shares	527,559
Government Properties Income Trust	Common and preferred stock 21,800 shares	522,546
Flow International Corporation	Common and preferred stock 144,779 shares	506,727
Blount International Inc.	Common and preferred stock 32,000 shares	506,240
SCBT Financial Corporation	Common and preferred stock 12,400 shares	498,232
Carmike Cinemas Inc.	Common and preferred stock 32,800 shares	492,000
DeVry Inc.	Common and preferred stock 20,500 shares	486,465
Computer Task Group Inc.	Common and preferred stock 25,500 shares	464,865
Safeway Inc.	Common and preferred stock 25,600 shares	463,104
Ignite Restaurant Group Inc.	Common and preferred stock 35,600 shares	462,800
Columbus McKinnon Corporation	Common and preferred stock 28,000 shares	462,560
Northern Trust Corporation*	Common and preferred stock 9,000 shares	451,440
Nexen Inc.	Common and preferred stock 16,700 shares	449,898
CA Inc.	Common and preferred stock 20,400 shares	448,392
Paccar Inc.	Common and preferred stock 9,800 shares	443,058
Alaska Air Group Inc.	Common and preferred stock 10,200 shares	439,518
Torchmark Corporation	Common and preferred stock 8,500 shares	439,195
Quest Diagnostics Inc.	Common and preferred stock 7,500 shares	437,025
Accuray Inc.	Common and preferred stock 67,620 shares	434,797
XL Group PLC	Common and preferred stock 17,200 shares	431,032
Citigroup, Inc.	Common and preferred stock 11,100 shares	428,904
Edison International	Common and preferred stock 9,400 shares	424,786
Horsehead Holding Corporation	Common and preferred stock 40,600 shares	414,526
Swift Transportation Company Class A	Common and preferred stock 45,000 shares	410,400
Americas Car-Mart Inc.	Common and preferred stock 10,100 shares	409,252
CYS Investments Inc.	Common and preferred stock 34,600 shares	408,626
Geo Group Inc.	Common and preferred stock 14,100 shares	397,620
Alpha Natural Resources Inc.	Common and preferred stock 40,600 shares	395,444
Globe Specialty Metals Inc.	Common and preferred stock 28,300 shares	389,125
Global Indemnity PLC	Common and preferred stock 17,500 shares	387,275
Seachange International Inc.	Common and preferred stock 39,605 shares	382,980
Boston Private Financial Holdings Inc.	Common and preferred stock 38,900 shares	350,489
Medical Action Industries Inc.	Common and preferred stock 127,900 shares	344,051
United Financial Bancorp Inc.	Common and preferred stock 21,500 shares	337,980
Aegean Marine Petroleum Network Inc.	Common and preferred stock 61,800 shares	326,304
Heckmann Corporation	Common and preferred stock 75,500 shares	304,265
Comverse Inc.	Common and preferred stock 10,360 shares	295,571
Trinity Biotech PLC	Common and preferred stock 18,900 shares	272,538
Home Bancshares Inc.	Common and preferred stock 8,200 shares	270,764
Health Management Association Inc.	Common and preferred stock 28,700 shares	267,484
Approach Resources Inc.	Common and preferred stock 9,525 shares	238,220
American Capital Mortgage Investment Corporation	Common and preferred stock 10,100 shares	238,057
Graftech International Limited	Common and preferred stock 25,300 shares	237,567
Wet Seal Inc. Class A	Common and preferred stock 81,200 shares	224,112
Dynegy Inc.	Common and preferred stock 11,400 shares	218,082
RTI International Metals Inc.	Common and preferred stock 7,200 shares	198,432
Rand Logistics Inc.	Common and preferred stock 29,400 shares	191,100
Super Value Inc.	Common and preferred stock 67,500 shares	166,725
Liqtech International Inc.	Common and preferred stock 136,400 shares	137,764
Great American Group Inc.	Common and preferred stock 123,600 shares	18,540
Total Small-Mid Cap Value Asset Class			292,630,018

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Other:
BIF Money Fund	Cash and cash equivalent	1,669,609
Northern Trust Global Investments Collective Daily Short Term Investment Fund*	Collective trust fund 77,674 units	77,674
Total Other			1,747,283

Notes Receivable from Participants*	Interest Rate 4.25% - 10.8%		42,523,718
			$3,135,914,595

* Indicates party-in-interest

Supplemental Schedule
Amgen Retirement and Savings Plan
EIN: 95-3540776 Plan: #001
December 31, 2012

Schedule H, line 4i – Schedule of Assets (Acquired and Disposed of Within Year)

Identity of Issue	Description of Investment	Proceeds of Dispositions

Met Life Global Funding I 2% Due 01/09/2015	Corporate Bond 125,000 units	$127,119
Tyco Electronics 3.5% Due 02/03/2022	Corporate Bond 50,000 units	50,928
Hewlett Packard Company 4.05% Due 09/15/2022	Corporate Bond 19,000 units	18,240
Bank America Corporation 5.7% Due 01/24/2022	Corporate Bond 15,000 units	16,319
Participant Self-Directed Accounts	Various investments	13,880
Duke Energy 4% Due 09/30/2042	Corporate Bond 13,000 units	13,388

Supplemental Schedule
Amgen Retirement and Savings Plan
EIN: 95-3540776 Plan Number: #001
December 31, 2012

Schedule G, Part 1 – Schedule of Loans or Fixed Income Obligations in Default
or Classified as Uncollectible

Identity of obligor	Original amount of loan (cost of security)	Unpaid balance at end of year (fair value of security)
Detailed description of loan including dates of making and maturity, interest rate, the type and value of collateral, any renegotiation of the loan and the terms of the renegotiation and other material items (description of fixed income obligation)
				Amount of principal overdue	Amount of interest overdue
Kaupthing Bank	$259,613	$75,950	Corporate bonds 310,000 units 7.625% due 12/31/2040	$—	$94,550
Glitnir Banki HF	99,776	27,250	Corporate bonds 100,000 units 6.375% due 9/25/2012	100,000	25,500

Supplemental Schedule
Amgen Retirement and Savings Plan
EIN: 95-3540776 Plan Number: #001
December 31, 2012

Schedule H, line 4a – Schedule of Delinquent Participant Contributions

	Total that constitute Nonexempt Prohibited Transactions
Year	Participant contributions and loan repayments transferred late to Plan	Contributions not corrected	Contributions corrected outside VFCP[1]	Contributions pending correction in VFCP[1]	Total fully corrected under VFCP[1] and PTE[2] 2002-51
2010	Employee contributions and loan payments	$—	$171,093	$—	$—
2012	Employee contributions and loan payments	—	3,849	—	—
Note: 2010 contributions and loan payments of $171,093 were deposited one to three business days in arrears. 2012 contribution and loan payments of $3,849 were deposited 20 business days in arrears. Related earnings of $220 on these amounts were deposited in 2012 and 2013.
__________
1Voluntary Fiduciary Correction Program
2Prohibited Transaction Exemption

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

Amgen Retirement and Savings Plan (Name of Plan)

Date:	June 14, 2013	By:	/s/ JONATHAN M. PEACOCK
Jonathan M. Peacock
Executive Vice President and Chief Financial Officer Amgen Inc.

AMGEN RETIREMENT AND SAVINGS PLAN
INDEX TO EXHIBIT

Consent of Independent Registered Public Accounting Firm	Exhibit 23.1